UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
CytomX Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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151 Oyster Point Boulevard, Suite 400
South San Francisco, California 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 19, 2019
AT 1:00 P.M. PACIFIC TIME

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of CytomX Therapeutics, Inc., a Delaware corporation (the “Company” or “CytomX”). The 2019 Annual Meeting of Stockholders will be held on June 19, 2019, at 1:00 p.m., Pacific Time, at the San Francisco Airport Marriott Waterfront, 1800 Old Bayshore Highway, Burlingame, CA 94010, for the following purposes:

1.	To elect two directors with terms to expire at the 2022 Annual Meeting of Stockholders;
2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;
3.	To approve, on a nonbinding advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders;
4.	To hold a non-binding advisory vote on the frequency of future advisory votes by stockholders on the compensation of the Company’s named executive officers; and
5.	To conduct any other business properly brought before the 2019 Annual Meeting of Stockholders.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. The record date for the 2019 Annual Meeting of Stockholders is April 22, 2019. Only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the 2019 Annual Meeting of Stockholders or any adjournment thereof.

The Board of Directors recommends that you vote as follows on the matters to be presented to stockholders at the 2019 Annual Meeting of Stockholders:

1.	FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement;
2.	FOR the ratification of the appointment of Ernst & Young LLP, as the independent registered public accounting firm, as described in Proposal No. 2 of the Proxy Statement;
3.	FOR the advisory vote to approve the compensation of the Company’s named executive officers, as described in Proposal No. 3 of the Proxy Statement; and
4.	1 YEAR for the non-binding advisory vote regarding the frequency of future advisory votes by stockholders on the compensation of the Company’s named executive officers, as described in Proposal No. 4 of the Proxy Statement.

Your vote is very important. Whether or not you attend the 2019 Annual Meeting of Stockholders in person, it is important that your shares be represented. We encourage you to read the accompanying Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2018, and submit your proxy on the Internet, by phone or by mail in accordance with the instructions in the Notice of Availability of Proxy Materials. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options. If you receive more than one set of proxy materials or notice of internet availability because your shares are registered in different names or addresses, each proxy should be signed and submitted to ensure that all of your shares will be voted.

On behalf of the Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors

/s/ Lloyd Rowland
Lloyd Rowland
General Counsel, Chief Compliance Officer and Secretary
South San Francisco, California

April 26, 2019

You are cordially invited to attend the 2019 Annual Meeting in person. Whether or not you expect to attend the 2019 Annual Meeting, please vote on the Internet, by phone or by mail as instructed in the Notice of Availability of Proxy Materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the 2019 Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the 2019 Annual Meeting, you must obtain a proxy issued in your name from that record holder.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING PROCEDURES	1
PROPOSAL 1: ELECTION OF DIRECTORS	7
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	9
PROPOSAL 3: NON BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	11
PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY (“SAY-ON-PAY”) VOTES BY STOCKHOLDERS TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	12
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	13
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	15
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	17
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS	25
COMPENSATION RISK ASSESSMENT	26
DIRECTOR COMPENSATION	27
EXECUTIVE OFFICERS	29
EXECUTIVE COMPENSATION	31
EXECUTIVE COMPENSATION TABLES	41
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	47
OTHER MATTERS	48
ADDITIONAL INFORMATION	48

i

151 Oyster Point Boulevard, Suite 400
South San Francisco, California 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 19, 2019
AT 1:00 P.M. PACIFIC TIME

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING PROCEDURES

Why am I receiving these materials?

We sent you a Notice of Availability of Proxy Materials because the board of directors of CytomX Therapeutics, Inc. (the “Board”) is soliciting your proxy to vote at our 2019 Annual Meeting of Stockholders to be held on June 19, 2019 at 1:00 p.m., Pacific Time, at the San Francisco Airport Marriott Waterfront, 1800 Old Bayshore Highway, Burlingame, CA 94010. We invite you to attend the annual meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may vote by proxy over the Internet or by phone by following the instructions provided in the notice or, if you request printed copies of the proxy materials by mail, you may vote by mail.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2018 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of April 22, 2019 (the “Record Date”) for the first time on or about April 26, 2019. The Notice of Internet Availability will contain instructions on how to access and review the 2019 Annual Meeting materials, and will also contain instructions on how to request a printed copy of the 2019 Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K is also available in the “Financial & Filings” section of our website at http://ir.cytomx.com/financial-information/annual-reports.

As used in this Proxy Statement, “CytomX,” the “Company,” “we” or “us” refer to CytomX Therapeutics, Inc., a Delaware corporation.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 22, 2019 will be entitled to vote at the annual meeting. On this Record Date, there were 45,311,464 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 22, 2019, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. The notice will be sent to you by mail directly by us. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote on the Internet or by phone as instructed in the notice or by proxy by mail by requesting a paper copy of the proxy materials as instructed in the notice to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on April 22, 2019, your shares were held in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and the notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. Your brokerage firm, bank or other agent will not be able to vote in the election of directors unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Proposal 1: To elect two directors with terms to expire at the 2022 Annual Meeting of Stockholders.
•	Proposal 2: To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019.
•	Proposal 3: A non-binding advisory vote to approve the compensation of our named executive officers.
•	Proposal 4: A non-binding advisory vote on the frequency of future advisory votes by stockholders to approve the compensation of our named executive officers.

How are proxy materials distributed?

Under rules adopted by the SEC, we are sending the notice to our stockholders of record and beneficial owners as of April 22, 2018. Stockholders will have the ability to access the proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, on the Internet at www.proxyvote.com or to request a printed or electronic set of the proxy materials at no charge. Instructions on how to access the proxy materials over the Internet and how to request a printed copy may be found on the notice.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder who chooses to receive future proxy materials by email will receive an email prior to next year’s annual meeting with instructions containing a link to those materials and a link to the proxy voting website. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates it.

How do I vote?

•	For Proposal 1, you may either vote “For” or “Against” or abstain from voting with respect to each nominee to the Board.
•	For Proposal 2, you may either vote “For” or “Against” or abstain from voting.
•	For Proposal 3, you may either vote “For” or “Against” or abstain from voting.
•	For Proposal 4, you may vote for “1 Year,” “2 Years” or “3 Years” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting are:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record as of April 22, 2019, you may vote in person at the annual meeting, vote by proxy over the Internet or by phone by following the instructions provided in the notice or, if you request printed copies of the proxy materials by mail, you may vote by mail. If your proxy is properly executed in time to be voted at the annual meeting, the shares represented by the proxy will be voted in accordance with the instructions you provide. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy.

1.	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

2.	To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the 12-digit control number from the notice and follow the instructions. Your vote must be received by 11:59 p.m., Eastern Time, on June 18, 2019 to be counted.
3.	To vote by phone, request a paper or email copy of the proxy materials by following the instructions on the notice and call the number provided with the proxy materials to transmit your voting instructions. Your vote must be received by 11:59 p.m., Eastern Time, on June 18, 2019 to be counted.
4.	To vote by mail, request a paper copy of the proxy materials by following the instructions on the notice and complete, sign and date the proxy card enclosed with the paper copy of the proxy materials and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice and voting instructions from that organization rather than from us. Simply follow the instructions to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with the notice, or contact your broker, bank or other agent to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 22, 2019.

What is the quorum requirement?

A quorum of stockholders is necessary to take any action at the meeting, other than to adjourn the meeting. The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote will constitute a quorum. On April 22, 2019, there were 45,311,464 shares of common stock outstanding and entitled to vote.

Your shares will be counted toward the quorum only if you submit a valid proxy or vote in person at the annual meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the chairman of the annual meeting or a majority of the votes present at the annual meeting may adjourn the annual meeting to another date.

What if I return a proxy card but do not make specific choices?

If you are a stockholder of record and you return a proxy card without marking any voting selections, your shares will be voted:

1.	Proposal 1: “For” election of two nominees for director.
2.	Proposal 2: “For” the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019.
3.	Proposal 3: “For” the non-binding, advisory vote to approve the compensation of our named executive officers.
4.	Proposal 4: “1 Year” for the non-binding advisory vote regarding the future advisory votes by the stockholders to approve the compensation of our named executive officers.

If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, your shares are held by your broker, bank or other agent as your nominee, or in “street name,” and you will need to obtain a proxy form from the organization that holds your shares and follow the instructions included on that form regarding how to instruct the organization to vote your shares. If you do not give instructions to your broker, bank or other agent, it can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of various national securities exchanges, and, in the absence of your voting instructions, your broker, bank or other agent may vote your shares held in street name on such proposals. Non-discretionary items are proposals considered non-routine under the rules of various national securities exchanges, and, in the absence of your voting instructions, your broker, bank or other agent may not vote your shares held in street name on such proposals and the shares will be treated as broker non-votes.

Which ballot measures are considered “routine” or “non-routine”?

Proposal 1 (the election of directors), Proposal 3 (non-binding advisory vote to approve the compensation of our named executive officers), and Proposal 4 (non-binding advisory vote on the frequency of future advisory votes to approve executive compensation) are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1, 3 and 4. Proposal 2, being the ratification of the appointment of Ernst & Young LLP, as our independent registered public accounting firm for the year ending December 31, 2019, is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will count:

•	With respect to Proposals 1, 2 and 3, “For” votes, “Against” votes and abstentions.
•	With respect to Proposal 4, “1 Year,” “2 Years” and “3 Years” votes and abstentions.
•	Additionally, with respect to Proposal 1, 3 and 4, broker non-votes.

Who will serve as inspector of elections?

Lloyd A. Rowland, Senior Vice President, General Counsel and Secretary, will serve as the inspector of elections.

How many votes are needed to approve each proposal?

•	For Proposal 1 electing two members of the Board, each director must receive a “For” vote from a majority of the votes cast either in person or by proxy at the annual meeting and entitled to vote on the election of directors. A majority of votes cast shall mean that the number of shares voted “For” the director’s election exceeds 50% of the number of votes cast with respect to that director’s election, with votes cast including votes “Against” in each case and excluding abstentions and broker non-votes with respect to that director’s election.
•	For Proposal 2 ratifying the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019, the proposal must receive a “For” vote from the majority of the votes cast either in person or by proxy at the annual meeting and entitled to vote on the proposal, with votes cast including votes “Against” and excluding abstentions. This is a routine proposal and therefore we do not expect any broker non-votes.
•	For Proposal 3, being the non-binding advisory vote to approve the compensation of our named executive officers, the proposal must receive a “For” vote from the majority of the votes cast either in person or by proxy at the annual meeting and entitled to vote on the proposal, with votes cast excluding abstentions and broker non-votes. While the vote on this resolution is advisory and not binding on us, our Compensation Committee and our Board will consider the outcome of the vote on this resolution when considering future executive compensation decisions.
•	For Proposal 4, being the non-binding advisory vote on the frequency of future advisory votes on executive compensation, the advisory vote frequency alternative (“1 Year”, “2 Years” or “3 Years”) receiving the highest number of “For” votes from the majority of the votes cast either in person or by proxy at the annual meeting and entitled to vote on the proposal will be approved, with votes cast excluding abstentions and broker non-votes. If none of the frequency alternatives receives a majority of the votes cast, we will consider the highest number of votes cast by the stockholders to be the frequency that has been selected by the stockholders. However, this proposal is advisory and non-binding upon us.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to the notice and the proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. We will not pay our directors and employees any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding the notice and any other proxy materials to beneficial owners.

What does it mean if I receive more than one notice?

If you receive more than one notice, your shares are registered in more than one name or are registered in different accounts. Please vote by proxy according to each notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes, you can revoke your proxy at any time before the final vote at the annual meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

1.	A duly executed proxy card with a later date or time than the previously submitted proxy;
2.	A written notice that you are revoking your proxy to our Secretary, care of CytomX Therapeutics, Inc., at 151 Oyster Point Boulevard, Suite 400, South San Francisco, CA 94080; or
3.	A later-dated vote on the Internet or by phone or a ballot cast in person at the annual meeting (simply attending the annual meeting will not, by itself, revoke your proxy).

If you are a beneficial owner, you may revoke your proxy by submitting new instructions to your broker, bank or other agent, or if you have received a proxy from your broker, bank or other agent giving you the right to vote your shares at the annual meeting, by attending the meeting and voting in person.

When are stockholder proposals due for next year’s annual meeting?

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), some stockholder proposals may be eligible for inclusion in our proxy statement for our 2020 Annual Meeting of Stockholders. Any such proposal must be submitted in writing by December 28, 2019, to our Secretary, care of CytomX Therapeutics, Inc., at 151 Oyster Point Boulevard, Suite 400, South San Francisco, CA 94080, the address of our principal executive offices. If we change the date of our 2020 Annual Meeting of Stockholders by more than 30 days from the date of the previous year’s annual meeting, the deadline shall be a reasonable time before we begin to print and send our proxy materials. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities laws and our bylaws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that if you wish to submit a proposal that is not to be included in next year’s proxy statement or nominate a director, a timely written notice of a stockholder proposal must be delivered to, or mailed and received by, our Secretary, care of CytomX Therapeutics, Inc., at 151 Oyster Point Boulevard, Suite 400, South San Francisco, CA 94080, no earlier than February 20, 2020 and no later than the close of business on March 21, 2020, which notice must contain the information specified in our bylaws. If we change the date of our 2020 Annual Meeting of Stockholders by more than 30 days before, or more than 60 days after, the one-year anniversary of the 2019 Annual Meeting of Stockholders, then the written notice of a stockholder proposal that is not intended to be included in our proxy statement must be delivered, or mailed and received, not later than the 90th day prior to our 2020 Annual Meeting of Stockholders or, if later, the 10th day following the day on which certain public disclosure as described in our bylaws of the meeting date is made.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address may receive only one copy of our annual report, proxy statement or Notice of Availability of Proxy Materials, unless one or more of these stockholders notifies us that they wish to receive individual copies of such documents. This process potentially means extra convenience for stockholders and cost savings for companies.

If you are a beneficial owner of our common stock, once you receive notice from your broker, bank or other agent that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate copies of our annual report, proxy statement or Notice of Availability of Proxy Materials, please notify your broker, bank or other agent, and direct your written request to CytomX Therapeutics, Inc., Secretary, at 151 Oyster Point Boulevard, Suite 400, South San Francisco, CA 94080 or contact our Secretary at (650) 528-2923. Upon written or oral request to us, we will promptly deliver a separate copy of the annual report to security holders, proxy statement, or Notice of Availability of Proxy Materials, as applicable, to a security holder at a shared address to which a single copy of the documents was delivered. Stockholders who currently receive multiple copies of our annual report, proxy statement or Notice of Availability of Proxy Materials at their address and would like to request householding of their communications should contact their broker, bank or other agent.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days following the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board currently consists of six directors and is divided into three classes, designated as Class I, Class II and Class III. Under our amended and restated certificate of incorporation, our Board is authorized to assign its members in office to each class. Each class has a term of three years. There are currently two directors in Class I, Sean A. McCarthy, D. Phil., and John Scarlett, M.D., whose terms of office is scheduled to expire at the 2019 Annual Meeting of Stockholders. Each of Sean A. McCarthy and John Scarlett have been nominated for election at the 2019 Annual Meeting of Stockholders.

Any vacancies on our Board resulting from death, resignation, disqualification, removal or other causes, and any newly created directorships resulting from any increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board. Any director elected to fill a vacancy shall hold office for the remainder of the unexpired term in which the vacancy occurred or newly created directorship was created and until such director’s successor shall have been elected and qualified.

Directors are elected by a majority of the votes cast at the annual meeting and entitled to vote on the election of directors. A majority of votes cast shall mean that the number of shares voted “For” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election, with votes cast including votes “Against” in each case and excluding abstentions and broker non-votes with respect to that director’s election. Shares represented by executed proxies will be voted for the election of the two nominees named below, unless the “Against” or “Abstain” voting selection has been marked on the proxy card.

If any of Drs. McCarthy and Scarlett become unavailable for election as a result of an unexpected occurrence, shares that would otherwise be voted for such director will be voted for the election of a substitute nominee proposed by the Nominating and Corporate Governance Committee and nominated by the Board. Drs. McCarthy and Scarlett have agreed to serve if elected. Our management has no reason to believe that either Drs. McCarthy and Scarlett will be unable to serve. If elected at the annual meeting, each of Drs. McCarthy and Scarlett will serve until the earliest of the 2022 Annual Meeting of Stockholders, or his successor is elected and qualified, or until his death, resignation or removal.

The following are brief biographies of Drs. McCarthy and Scarlett, the nominees for director, and a discussion of their specific experience, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee of the Board to recommend each of Drs. McCarthy and Scarlett for director, as of the date of this proxy statement.

Name	Position	Age
Sean A. McCarthy, D. Phil.	Class I Director	52
John Scarlett, M.D.	Class I Director	68

Dr. McCarthy joined CytomX in December 2010 as our chief business officer, became a member of our Board and our president and chief executive officer in August 2011. On January 1, 2019, Dr. McCarthy became chairman of our Board. Dr. McCarthy has more than twenty years of experience in the biotechnology industry encompassing roles in R&D, business development, financing and general management. Following completion of his post-doctoral training at the DNAX Research Institute (now Merck Palo Alto), Dr. McCarthy held research leadership and program management roles at Millennium Pharmaceuticals where he managed biologics discovery programs. From Millennium, Dr. McCarthy joined SGX Pharmaceuticals, where he spearheaded a wide range of large pharma partnerships as Vice President Business Development and helped drive a strategic reorientation of the company from a platform business model to product-focused oncology company, leading to a successful initial public offering in 2006. Immediately prior to joining CytomX, Dr. McCarthy was a transactional partner at Pappas Ventures from April 2006 to December 2010, where he was responsible for investments in therapeutic, medical device and molecular diagnostic companies. Dr. McCarthy is an author on multiple peer reviewed scientific publications, issued patents and filed patent applications. He received a B.Sc. in biochemistry and pharmacology at King’s College, University of London; an MBA from the Rady School of Management at the University of California San Diego; and a D.Phil. in cancer biology from St. John’s College, University of Oxford. Dr. McCarthy currently serves as a member of the board of directors of the California Life Sciences Association. We believe Dr. McCarthy is qualified to serve on our Board based on his management experience in the life sciences sector, including at CytomX, his deep knowledge of the industry, and his strategic and business development expertise.

Dr. Scarlett has served as a member of our Board since June 2016. Dr. Scarlett currently serves as chief executive officer, president and a member of the board of directors of Geron Corporation, a public company. Since February 2015, Dr. Scarlett has also served as a member of the board of directors of Chiasma, Inc., a public company. Prior to joining Geron in September 2011, Dr. Scarlett served as president, chief executive officer and a member of the board of directors of Proteolix, Inc., from February 2009 until its acquisition by Onyx Pharmaceuticals, Inc., in November 2009. From February 2002 until its acquisition by Ipsen, S.A., in October 2008, Dr. Scarlett served as founder, chief executive officer and a member of the board of directors of Tercica, Inc., and also as its president from February 2002 through February 2007. From March 1993 to May 2001, Dr. Scarlett served as president and chief executive officer of Sensus Drug Development Corporation. In 1995, he cofounded Covance Biotechnology Services, Inc., and served as a member of its board of directors from inception to 2000. From 1991 to 1993, Dr. Scarlett headed the North American Clinical Development Center and served as senior vice president of medical and scientific affairs at Novo Nordisk Pharmaceuticals, Inc. Dr. Scarlett holds a B.A. in chemistry from Earlham College and an M.D. from the University of Chicago, Pritzker School of Medicine. We believe Dr. Scarlett is qualified to serve on our Board based on his significant industry experience, medical background and extensive management experience in the life sciences sector.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NAMED NOMINEES.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements for the fiscal years ended December 31, 2017 and 2018. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and our stockholders’ best interest.

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the annual meeting and cast on this proposal will be required to ratify the selection of Ernst & Young LLP for our fiscal year ending December 31, 2019. Abstentions will not be counted as votes cast on this proposal. No broker non-votes are expected to exist in connection with this proposal.

Independent registered public account firm fees and services

The following table provides information regarding the fees incurred by Ernst & Young LLP during the years ended December 31, 2018 and 2017. The Audit Committee approved all of the fees described below incurred since our initial public offering in August 2015.

	Year Ended December 31,
	2018	2017
Audit Fees(1)	$1,217,712.00	$530,545.00
Tax Fees(2)	$487,961.26	$188,454.56
Audit-Related Fees(3)	—	$25,200.00
All Other Fees	—	—
Total Fees	$1,705,673.26	$744,199.56
(1)	Audit fees of Ernst & Young LLP for the years ending December 31, 2018 and 2017 were for professional services rendered for the audits of our financial statements, including accounting consultation, reviews of quarterly financial statements and professional services rendered in connection with our registration statements. Fees for 2018 include services associated with two registration statements, which we filed with the SEC in March 2018 and November 2018, and services associated with two prospectus supplements, both of which were filed with the SEC in July 2018. Fees for 2017 include services associated with two registration statements, which we filed with the SEC in January 2017 and March 2017.
(2)	This category consists of fees for services provided for tax consultation services.
(3)	This category consists of fees for professional services rendered that are reasonably related to the performance of the audit or review of our financial statements.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services provided by our independent registered public accounting firm, Ernst & Young LLP. The policy generally requires pre-approval for specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee will review both audit and non-audit services performed by Ernst & Young LLP and the fees charged for such services on at least an annual basis. Among other things, the Audit Committee will review non-audit services proposed to be provided by Ernst & Young LLP and pre-approve such services only if they are compatible with maintaining Ernst & Young LLP’s status as an independent registered public accounting firm. All services provided by Ernst & Young LLP in 2018 and 2017 were pre-approved by our Board or the Audit Committee after review of each of the services proposed for approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

PROPOSAL 3: NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Summary

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules, commonly known as a “Say-on-Pay” vote. Accordingly, we are seeking a non-binding, advisory vote to approve the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” section of this proxy statement and the compensation tables and accompanying narrative disclosures that follow.

Board Recommendation

Our Compensation Committee and the Board believe that the information provided in the “Compensation Discussion and Analysis” section of this Proxy Statement, compensation tables and accompanying narrative disclosures demonstrates that our executive compensation program is designed appropriately, emphasizes pay for performance and aligns management’s interests with our stockholders’ interests to support long-term value creation.

Accordingly, our Board recommends that stockholders vote “FOR” the following resolution:

RESOLVED, that stockholders of CytomX Therapeutics, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis,” compensation tables and the accompanying narrative disclosures of this Proxy Statement.

While the vote on this resolution is advisory and not binding on us, the Compensation Committee, or our Board, the Compensation Committee and our Board values thoughtful input from stockholders and will consider the outcome of the vote on this resolution when considering future executive compensation decisions. The Board will determine when the next Say-on-Pay advisory vote will be held following consideration of the outcome of the advisory vote on the frequency of future Say-on-Pay votes, included in this Proxy Statement as Proposal No. 4.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE, ON A NON-BINDING ADVISORY BASIS, “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY (“SAY-ON-PAY”)
VOTES BY STOCKHOLDERS TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE
OFFICERS

Summary

The Dodd-Frank Act enables our stockholders to indicate how frequently they believe we should seek a non-binding advisory vote from stockholders to approve the compensation of our named executive officers. We are providing our stockholders with the choice of selecting a frequency of 1 year, 2 years or 3 years or abstaining from this advisory vote.

The Board is also seeking an advisory “Say-on-Pay” vote from stockholders at the 2019 Annual Meeting of Stockholders and expects to seek such vote every year. We believe that this frequency is appropriate because it will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in each of our proxy statements, leading to a more meaningful and coherent communication between the Company and our stockholders on the compensation of our named executive officers.

The Board’s current plan is further based on the premise that this recommendation could be modified if it becomes apparent that an annual frequency vote is not meaningful, is burdensome or is more frequent than indicated by best corporate governance practices.

Board Recommendation

Based on these factors, the Board recommends that future advisory votes by stockholders on named executive officer compensation occur every year, until the next advisory vote on the frequency of future “Say-on-Pay” votes.

Stockholders are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate their choice among the following frequency options: one year, two years or three years, or to abstain from voting on this item. If none of the frequency alternatives - one year, two years or three years - receives a majority of the votes cast, we will consider the highest number of votes cast by stockholders to be the frequency that has been selected by stockholders. Accordingly, we are asking stockholders to approve the following non-binding advisory resolution at the Annual Meeting:

RESOLVED, that the compensation of named executive officers of CytomX Therapeutics, Inc. (the “Company”) be submitted to an advisory vote by the Company’s stockholders every (a) 1 year, (b) 2 years, or (c) 3 years, with such alternative that receives the highest number of votes cast representing the vote of stockholders.

The vote on this resolution is advisory, and therefore not binding on the Company, the Board or its Compensation Committee. The Board may decide that it is in the best interests of the Company and its stockholders to hold future advisory “Say-on-Pay” votes more or less frequently than the frequency indicated by stockholders in voting on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS APPROVE, IN A NON-BINDING ADVISORY VOTE, THAT FUTURE ADVISORY VOTES BY STOCKHOLDERS TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BE REQUESTED EVERY “1 YEAR”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 22, 2019, by: (i) each of our directors; (ii) each of our named executive officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than 5% of our common stock. On April 22, 2019, there were 45,311,464 shares of common stock outstanding and entitled to vote. Unless otherwise indicated below, the address for each beneficial owner listed is c/o CytomX Therapeutics, Inc., at 151 Oyster Point Boulevard, Suite 400, South San Francisco, California.

	Beneficial Ownership**
Beneficial Owner	Number of Shares	Percent of Total
BlackRock, Inc.(1)	3,860,928	8.5%
Perceptive Advisors LLC(2)	2,991,715	6.6%
Entities affiliated with Wellington Management Group LLP(3)	2,677,658	5.9%
T. Rowe Price Associates, Inc.(4)	4,091,526	9.1%
Sean A. McCarthy, D. Phil.(5)	1,010,395	2.2%
Debanjan Ray(6)	324,676	*
Rachel W. Humphrey, M.D.(7)	429,065	*
W. Michael Kavanaugh, M.D.(8)	539,442	1.2%
Lloyd Rowland(9)	13,410	*
Charles S. Fuchs, M.D., M.P.H.(10)	13,222	*
Frederick W. Gluck.(11)	558,069	1.2%
John Scarlett, M.D.(12)	42,000	*
Matthew P. Young(13)	54,895	*
James R. Meyers(14)	3,111	*
Elaine V. Jones(15)	142	*
All executive officers and directors as a group (11 persons)(16)	2,988,427	6.3%
*	Denotes ownership percentage less than 1%.
**	This table is based upon information supplied by officers, directors and principal stockholders and Forms 3, Forms 4 and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, we believe that each of the stockholders named in the table has sole voting and dispositive power with respect to the shares indicated as beneficially owned.
(1)	Based solely on the Schedule 13G/A filed with the SEC on February 4, 2019, by BlackRock, Inc. reflecting information as of December 31, 2018. Blackrock, Inc. had sole voting power with respect to 3,860,928 shares and sole dispositive power with respect to 3,860,928 shares. BlackRock, Inc. reports its address as 55 East 52nd Street, New York, New York 10055.
(2)	Based solely on the Schedule 13G/A filed with the SEC on February 14, 2019 by Perceptive Advisors LLC, Joseph Edelman and Perceptive Life Sciences Master Fund, Ltd. reflecting information as of December 31, 2018. Perceptive Life Sciences Master Fund, Ltd. directly holds 2,991,715 shares of our common stock. Perceptive Advisors LLC serves as the investment manager to Perceptive Life Sciences Master Fund, Ltd. and may be deemed to beneficially own the securities held by Perceptive Life Sciences Master Fund, Ltd. Joseph Edelman is the managing member of Perceptive Advisors LLC and may be deemed to beneficially own the securities held by Perceptive Life Sciences Master Fund, Ltd. Perceptive Advisors LLC reports its address as 51 Astor Place, 10th Floor, New York, New York 10003.
(3)	Based solely on the Schedule 13G filed with the SEC on February 12, 2019 by Wellington Management Group LLP reflecting information as of December 31, 2018. Wellington Management Group LLP has shared voting power over 2,420,775 shares and shared dispositive power over 2,677,658 shares. The shares held by Wellington Management Group LLP consist of 2,677,658 shares of common stock owned of record by clients (“Wellington Clients”), of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP, including 2,461,278 shares of common stock owned of record by Wellington Clients of Wellington Management Company LLP. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., certain investment advisors for the Wellington Clients, including Wellington Management Company LLP. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. In such capacities, Wellington Investment Advisors Holdings LLP, Wellington Group Holdings LLP and Wellington Management Group LLP may each be deemed to share beneficial ownership of 2,677,658 shares held of record by the Wellington Clients, including sharing with Wellington Management Company LLP beneficial ownership over 2,461,278 shares. Wellington Management Company LLP, Wellington Management Group LLP, Wellington Investment Advisors Holdings LLP, and Wellington Group Holdings LLP report their address as c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.
(4)	Based solely on the Schedule 13G filed with the SEC on February 14, 2019 by T. Rowe Price Associates, Inc. reflecting information as of December 31, 2018. T. Rowe Price Associates, Inc. had sole voting power with respect to 730,166 shares and sole dispositive power with respect to 4,091,526 shares. T. Rowe Price Associates, Inc. reports its address as 100 E. Pratt Street, Baltimore, Maryland 21202.
(5)	Consists of (a) 77,118 shares of our common stock held in the McCarthy Family Trust dated August 9, 2001, Sean A. McCarthy and Jeanette J. McCarthy, as Trustees, (b) 5,413 shares of our common stock held in Dr. McCarthy’s name and (c) 927,864 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of March 30, 2019.

(6)	Consists of (a) 5,928 shares of our common stock and (b) 318,748 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of April 22, 2019.
(7)	Consists of (a) 30,234 shares of our common stock and (b) 398,831 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of April 22, 2019.
(8)	Consists of (a) 19,047 shares of our common stock and (b) 520,395 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of April 22, 2019.
(9)	Consists of (a) 9,979 shares of our common stock and (b) 3,431 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of April 22, 2019.
(10)	Consists of 13,222 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of April 22, 2019.
(11)	Consists of (a) 237,015 shares of our common stock held in Mr. Gluck’s name, (b) 271,643 shares of our common stock held by the Frederick W. Gluck 1997 Family Trust dtd July 28, 1997, of which Mr. Gluck is a trustee, (c) 18,211 shares of our common stock held by Richlin Partners, LLC, an entity owned by the spouse of Mr. Gluck (d) 3,200 shares of our common stock held by the spouse of Mr. Gluck and (e) 28,000 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of April 22, 2019.
(12)	Consists of 42,000 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of April 22, 2019.
(13)	Consists of 54,895 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of April 22, 2019.
(14)	Consists of 3,111 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of April 22, 2019.
(15)	On April 17, 2019, Dr. Jones was appointed to our Board, effective May 1, 2019. As of April 22, 2019, Dr. Jones held 142 shares of our common stock and no stock options exercisable within 60 days of April 22, 2019.
(16)	Consists of (a) 2,988,427 shares of our common stock and (b) 2,310,497 shares of our common stock issuable upon exercise of stock options exercisable within 60 days of April 22, 2019.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of Forms 3, 4 and 5, and any amendments thereto, furnished to us or written representations, we believe that during the fiscal year ended December 31, 2018, all filing requirements applicable to our executive officers and directors under the Exchange Act were met in a timely manner, other than a delinquent Form 4 filed for Mr. Meyers on December 27, 2018 reporting his beneficial ownership following the granting of an initial option to purchase 28,000 shares of our common stock on December 20, 2018, the date Mr. Meyers first became a non-employee director of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

We have adopted a written related party transactions policy, which sets forth the policies and procedures for the review and approval or ratification of related party transactions. The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K promulgated under the Exchange Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related party had, has or will have a direct or indirect material interest, including indebtedness, guarantees of indebtedness and employment by us of a related party.

A related party transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee of our Board or the chairperson of the Audit Committee in accordance with the standards set forth in the policy after full disclosure of the related party’s interests in the transaction. As appropriate for the circumstances, the Audit Committee or the chairperson of the Audit Committee, as applicable, shall review and consider:

•	the related party’s interest in the transaction;
•	the approximate dollar value of the amount involved in the related party transaction;
•	the approximate dollar value of the amount of the related party’s interest in the transaction without regard to the amount of any profit or loss;
•	whether the transaction was undertaken in our ordinary course of business;
•	whether the transaction with the related party is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;
•	the purpose and the potential benefits of the related party transaction to us;
•	required public disclosure, if any; and
•	any other information regarding the related party transaction or the related party in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Since January 1, 2018, we have followed all policies and procedures in reviewing, approving and ratifying related person transactions.

Certain Related Party Transactions

We describe below transactions and series of similar transactions since January 1, 2018, to which we were a party or will be a party, in which (i) the amounts involved exceeded or will exceed $120,000 and (ii) any of our directors, executive officers, holders of more than 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required in the sections titled “Director Compensation” and “Executive Compensation,” respectively, in this Proxy Statement.

Participation in Public Offering

In July 2018, we issued and sold an aggregate of 5,102,041 shares of our common stock in an underwritten public offering at a price to the public of $24.50 per share for aggregate net proceeds of approximately $116.9 million.

The table below sets forth the aggregate number of shares of common stock sold to our directors, executive officers or owners of more than 5% of a class of our capital stock, or an affiliate or immediate family member thereof:

Name*	Number of Shares of Common Stock (#)	Aggregate Purchase Price ($)
Fidelity Management & Research Company	765,306	18,749,997
T. Rowe Price Associates, Inc.	601,911	14,746,819
Perceptive Advisors LLC	700,000	17,150,000
*	Each of the entities listed hereunder owned (in the aggregate and together with their affiliates) more than 5% of our outstanding capital stock at the time of the July 2018 offering.

Investors’ Rights Agreement

During 2018, we were party to an Amended and Restated Investors’ Rights Agreement, dated as of June 12, 2015, pursuant to which certain holders of 5% or more of our capital stock were entitled to rights with respect to the registration of their shares under the Securities Act. As of April 22, 2018, no holders of capital stock were entitled to such registration rights.

Director and Executive Officer Agreements and Compensation

We have entered employment-related agreements with our executive officers. See section titled “Executive Compensation,” respectively, in this proxy statement for more information regarding each of these agreements and compensation of our directors and executive officers.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director (and in certain cases their affiliated venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors

The following sets forth information about our directors as of April 22, 2019.

Name	Position	Age
Sean A. McCarthy, D. Phil.	Class I Director, President, Chief Executive Officer and Chairman of the Board	52
John Scarlett, M.D.	Class I Director	68
Elaine V. Jones, Ph.D.*	Class II Director	64
Frederick W. Gluck	Class II Director	83
Matthew P. Young	Class II Director	49
Charles S. Fuchs, M.D., M.P.H.	Class III Director	58
James R. Meyers	Class III Director	53
*	On April 17, 2019, Dr. Jones was appointed to our Board, effective May 1, 2019.

The following are brief biographies of our current directors, including the two nominees for election at the 2019 Annual Meeting of Stockholders to a new term of office and each director whose current term of office continues through the 2019 Annual Meeting of Stockholders.

Class I Directors Nominated for Election at the 2019 Annual Meeting of Stockholders

Sean A. McCarthy, D. Phil.

Dr. McCarthy’s biographical information is included above under “Proposal No. 1 Election of Directors.”

John Scarlett, M.D.

Dr. Scarlett’s biographical information is included above under “Proposal No. 1 Election of Directors.”

Class II Directors Continuing in Office until the 2020 Annual Meeting of Stockholders

Frederick W. Gluck

Mr. Gluck has served as a member of our Board since September 2010 and was a member of the board of directors of CytomX Therapeutics, LLC until September 2010. Mr. Gluck previously served as a member of the board of directors of Amgen, Inc. from February 1998 to October 2011. He has also served as founding chairman of the board and CEO of our predecessor company, CytomX, LLC, from 2006 to 2008. Mr. Gluck has served as a member of the board of Cynvenio Biosystems, Inc., a private company that was spun off from CytomX in 2008, since 2008. He also currently serves as co-chairman of the board of TrueVision Systems Inc., a private company where he has served on the board since 2007. Mr. Gluck served as a consultant to McKinsey & Company, Inc., an international management-consulting firm (“McKinsey”), from July 1998 to July 2003. Prior to that, he was Vice Chairman and Director of Bechtel Group, Inc., an engineering, construction and project management company, from 1995 to July 1998. Mr. Gluck is a former partner of McKinsey, where he served from 1967 to 1995. Between 1988 and 1994, he was the Managing Director of McKinsey. He also serves as a director of the Foundation Board of the University of California, Santa Barbara, the Kavli Institute of Theoretical Physics and The New York Presbyterian Hospital (Emeritus). Mr. Gluck was the presiding director of the Hospital Corporation of America. Mr. Gluck received his B.S. from Manhattan College and M.S. from New York University in electrical engineering. We believe that Mr. Gluck is qualified to serve on our Board due to his extensive management experience, substantial experience in the life sciences industry and his well-known expertise in corporate strategy.

Matthew P. Young

Mr. Young has served as a member of our Board since September 2015. Mr. Young has been Executive Vice President and Chief Financial Officer of Jazz Pharmaceuticals plc since February 2015 and previously served as its Senior Vice President and Chief Financial Officer since March 2014 and as its Senior Vice President, Corporate Development since April 2013. Prior to joining Jazz Pharmaceuticals, Mr. Young worked in investment banking for approximately 20 years. From February 2009 to April 2013, Mr. Young served as a managing director in global healthcare of Barclays Capital Inc., an investment banking firm, where his role included acting as the co-head of life sciences at Barclays Capital. From 2007 to 2008, Mr. Young served as a managing director of Citigroup Global Markets Inc., an investment banking firm, and from 2003 to 2007, as a managing director of Lehman Brothers Inc., an investment banking firm. From 1992 to 2003, Mr. Young served in various capacities at other investment banking firms. In 2015, he joined the board of directors of PRA Health Sciences, Inc., a public contract research company. Mr. Young received a B.S. in Economics and a M.B.A. from the Wharton School of the University of Pennsylvania. We believe that Mr. Young is qualified to serve on our Board due to his extensive management experience, significant experience in the life sciences industry and financial expertise.

Elaine V. Jones, Ph.D.

Dr. Jones’ appointment to our Board was effective on May 1, 2019. Previously, Dr. Jones was a Vice President, Worldwide Business Development and Senior Partner at Pfizer Ventures, the venture capital arm of Pfizer Inc., from 2008, when she joined as an Executive Director, until her retirement in April 2019. At Pfizer Ventures, Dr. Jones was responsible for making and managing venture investments for Pfizer as well as serving on the boards of directors for several biotechnology platform and therapeutic companies. Prior to this, Dr. Jones held the position of General Partner at EuclidSR Partners, a venture firm specializing in private investment in public equity within the health sciences, healthcare, and biopharmaceutical sectors, until 2008. Dr. Jones began her investment career at S.R. One, the corporate investment fund of GlaxoSmithKline, where she served from 1999. Prior to this, Dr. Jones served as Director of Scientific Licensing at SmithKline Beecham and as a research scientist in the research and development division of SmithKline Beecham Pharmaceuticals. During her venture career, Dr. Jones has served on the boards of directors of more than 20 early to mid-stage biotechnology, therapeutic and pharmaceutical companies. Dr. Jones holds a B.S. in biology from Juniata College and a Ph.D. in microbiology from the University of Pittsburgh. We believe that Dr. Jones is qualified to serve on our Board due to her broad knowledge of the life sciences industry and significant experience in pharmaceutical drug discovery and business development.

Class III Directors Continuing in Office until the 2021 Annual Meeting of Stockholders

Charles S. Fuchs, M.D., M.P.H.

Dr. Fuchs has served as a member of our Board since October 2017. Dr. Fuchs has been the Richard Sackler and Jonathan Sackler Professor of Medicine, Director of the Yale Cancer Center and Physician-in-Chief of the Smilow Cancer Hospital since January 2017. He was previously professor of medicine at Harvard Medical School and chief of the gastrointestinal oncology division and the Robert T. and Judith B. Hale Chair in Pancreatic Cancer at Dana-Farber Cancer Institute from July 2007 to December 2016. Dr. Fuchs received his medical degree from Harvard Medical School in 1986. He completed his medical residency at Brigham and Women’s Hospital, where he also served as chief medical resident, and completed his medical oncology fellowship at Dana-Farber Cancer Institute. In 1994, he received his M.P.H. from Harvard School of Public Health. We believe that Dr. Fuchs is qualified to serve on our Board due to his deep medical experience and service on the boards of directors of several cancer centers.

James R. Meyers

Mr. Meyers has served as a member of our Board since December 2018. Mr. Meyers has served as a Senior Advisor to Gilead Sciences since his retirement from Gilead in February 2018. Prior to his advisory role, Mr. Meyers most recently served as Gilead’s Executive Vice President of Worldwide Commercial Operations, where he was responsible for all commercial activities including pricing and market access in North America, Europe, Middle East, Australia and Japan. Over his 22-year career at Gilead, Mr. Meyers led some of the most important and successful product launches in the history of the biopharmaceutical industry, most notably in the therapeutic areas of HCV and HIV. Prior to joining Gilead, Mr. Meyers held positions of increasing responsibility in sales, training, marketing and management with Zeneca Pharmaceuticals and Astra USA. Mr. Meyers currently serves on the Board of Arbutus Biopharma Corporation, a public biopharmaceutical company. Mr. Meyers holds a B.S. in Economics from Boston College. We believe that Mr. Meyers is qualified to serve on our Board due to his worldwide commercial leadership experience within the biotechnology industry.

Meetings of the Board of Directors

The Board met six times during the fiscal year ended December 31, 2018. The Audit Committee of the Board met five times, the Compensation Committee of the Board met seven times and the Nominating and Corporate

Governance Committee of the Board met four times. Each member of the Board attended at least 75% of the aggregate number of meetings of our Board and of the committees on which he or she served, that were held during the period of the last fiscal year.

Director Attendance at Annual Meetings

Our Board has a policy of encouraging director attendance at our annual meetings of stockholders, but attendance is not mandatory. Our Board and management team encourage all of our directors to attend the 2019 Annual Meeting. All of our directors attended the 2018 Annual Meeting, except Fred W. Gluck, who could not attend for personal reasons.

Corporate Governance Guidelines

The Board has documented our governance practices in our corporate governance guidelines to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The corporate governance guidelines set forth certain practices the Board will follow with respect to Board composition, Board committees, Board nomination, director qualifications and evaluation of the Board and committees. The corporate governance guidelines and the charter for each committee of the Board may be viewed at www.cytomx.com.

Board Leadership Structure

Our bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of chairman of the Board and chief executive officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company. The position of chief executive officer and chairman of the Board is currently held by Sean A. McCarthy, D. Phil. Our previous chairman, Hoyoung Huh, M.D., Ph.D., retired from the Board on December 31, 2018, and the Board, at the recommendation of the Nomination and Corporate Governance Committee, appointed Dr. McCarthy to the role of chairman upon Dr. Huh’s retirement. The Board also appointed Matthew P. Young to serve as Lead Independent Director of the Board. In that role, Mr. Young presides over the executive sessions of the Board in which Dr. McCarthy does not participate, serves as a liaison to Dr. McCarthy and management on behalf of the Board and performs such other duties and exercises such other powers as may from time to time be assigned by the bylaws or the Board.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Risk Oversight

The Board monitors and assesses key business risks directly through deliberations of the Board and also by way of delegation of certain risk oversight functions to be performed by committees of the Board. The Board regularly reviews and assesses, among other matters, the following important areas that present both opportunities and risk to the Company’s business:

•	review and approval of the Company’s annual operating and capital spending plan and review of management’s updates as to the progress against plan and any related risks and uncertainties;
•	periodic consideration of the balance of risk and opportunities presented by the Company’s medium to long-term strategic plan and the potential implications of success and failure in one or more of the Company’s key drug development programs;
•	regular consideration of the risks and uncertainties presented by alternative clinical development strategies;
•	regular review of the progress and results of the Company’s clinical development programs and early research efforts, including, without limitation, the strengths, weaknesses, opportunities and threats for these programs;
•	periodic review and oversight of any material outstanding litigation or threatened litigation;

•	review and approval of material collaboration partnerships for the further development and commercial exploitation of the Company’s proprietary drug development programs and technologies;
•	regular review and approval of the annual corporate goals and an assessment of the Company’s level of achievement against these established goals;
•	regular review of the Company’s financial position relative to the risk and opportunities for the Company’s business;
•	periodic review of the Company’s intellectual property estate;
•	review and assessment of succession planning and performance concerns for the Section 16 officers; and
•	periodic review of the Company’s compensation programs.

The discussion above of risk oversight matters reviewed by the Board is intended to be illustrative only and not a complete list of all important matters reviewed and considered by the Board in providing oversight and direction for the Company’s senior management and business.

The risk oversight function of the Board is also administered through various Board committees. The Audit Committee oversees the management of financial, accounting, internal controls, disclosure controls and the engagement arrangement and regular oversight of the independent auditors. The Audit Committee also periodically reviews the Company’s investment policy for its cash reserves and fraud monitoring practices and procedures, including the maintenance and monitoring of a whistleblower hotline.

The Compensation Committee is responsible for the design and oversight of the Company’s compensation programs. The Compensation Committee also regularly reviews and reports to the Board on succession planning for the chief executive officer and certain other select senior management positions.

The Nominating and Corporate Governance Committee periodically reviews the Company’s corporate governance practices, including certain risks that those practices are intended to address. The Nominating and Corporate Governance Committee periodically reviews the composition of the Board to help ensure that a diversity of skills and experiences is represented by the members of the Board taking into account the stage of growth of the Company and its strategic direction, as well as identifies, evaluates and nominates qualified candidates.

In carrying out their risk oversight functions, the Board and its committees routinely request and review management updates, reports from the independent auditors and legal and regulatory advice from outside experts, as appropriate, to assist in discerning and managing important risks that may be faced by the Company. The Board is committed to continuing to ensure and evolve its risk oversight practices as appropriate given the stage of the Company’s evolution as a drug development Company and the fast-paced changes in the biopharmaceutical industry.

Independence of the Board of Directors

Under the rules of The Nasdaq Stock Market LLC (“Nasdaq”), independent directors must comprise a majority of a listed company’s board of directors within twelve months from the date of listing. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy additional independence criteria set forth in Rule 10A-3 under the Exchange Act, and in Nasdaq Rule 5605©(2)(A). Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board determined that none of our directors, other than Dr. McCarthy, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the Nasdaq rules. Dr. McCarthy is not considered independent because he is an employee of CytomX. Our Board determined that Charles S. Fuchs, M.D., M.P.H., a member of our Compensation Committee, Frederick W. Gluck, a member of our Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee, Matthew P. Young, a member of our Audit Committee and Nominating and Corporate Governance Committee, and John Scarlett, M.D., a member of our Audit Committee and Compensation Committee satisfy the independence standards for such committees established by applicable SEC and the Nasdaq rules, including, with respect to Mr. Gluck, Dr. Scarlett and Mr. Young, the heightened independence criteria applicable to the Audit Committee, as set forth in Rule 10A-3 and Nasdaq Rule 5605. In making these determinations, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Information Regarding the Committees of the Board of Directors

Our Board has three regularly constituted committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides current membership information and meeting information as of December 31, 2018 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Sean A. McCarthy, D. Phil.	—		—		—
Charles S. Fuchs, M.D., M.P.H.	—		X		—
Frederick W. Gluck	X		X		X	(1)
John Scarlett, M.D.	X		X	(1)	—
Matthew P. Young	X	(1)	—		X
James R. Meyers	—		—		—
Elaine V. Jones, Ph.D.(2)	—		—		—
Total meetings in 2018	5		7		4
(1)	Committee chairman
(2)	On April 17, 2019, Dr. Jones was appointed to our Board, effective May 1, 2019.

Below is a description of each committee of our Board.

Audit Committee

The Audit Committee of the Board oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The responsibilities of the Audit Committee include, among other things:

•	appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;
•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing annually a report by the independent registered public accounting firm regarding the independent registered public accounting firm’s internal quality control procedures and various issues relating thereto;
•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting with both management and the independent registered public accounting firm;
•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns, including a confidential, anonymous mechanism for the submission of concerns by employees;

•	periodically reviewing legal compliance matters, including any securities trading policies, periodically reviewing significant accounting and other financial risks or exposures to our company and reviewing and, if appropriate, approving all transactions between our company and any related party (as described in Item 404 of Regulation S-K promulgated under the Exchange Act);
•	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm;
•	consulting with management on the establishment of procedures and internal controls to address cyber security related risks; and
•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and will have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

The Audit Committee has the authority to retain special legal, accounting or other consultants to advise the committee as it deems necessary, at the Company’s expense, to carry out its duties and to determine the compensation of any such advisors.

The members of the Audit Committee are Matthew P. Young, John Scarlett, M.D. and Frederick W. Gluck. Mr. Young serves as the chairperson of the committee. Our Board has determined that each of Mr. Young, Dr. Scarlett and Mr. Gluck are “independent” for Audit Committee purposes as that term is defined in the applicable rules of the SEC and The Nasdaq Global Select Market. Our Board has designated Mr. Young as an “audit committee financial expert” as defined under the applicable rules of the SEC and has determined that Mr. Young has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. The Audit Committee has adopted a written Audit Committee charter that satisfies the applicable standards of the SEC and Nasdaq, and which is available on our corporate website at www.cytomx.com.

Compensation Committee

The Compensation Committee of the Board reviews the type and level of compensation for directors, officers, employees and compensation consultants of the Company, recommends compensation actions to the Board and administers the variable compensation programs to be adopted by the Company. The responsibilities of the Compensation Committee include, among other things:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;
•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and approving the compensation of our chief executive officer;
•	reviewing and approving the compensation of our other executive officers;
•	reviewing our compensation, welfare, benefit and pension plans and similar plans;
•	reviewing and making recommendations to the Board with respect to director compensation; and
•	preparing for inclusion in our proxy statement the report, if any, of the compensation committee required by the SEC.

The Compensation Committee has the power to investigate any matter brought to its attention within the scope of its duties and will have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

The Compensation Committee has the sole authority to retain or replace, at the Company’s expense, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the committee believes to be necessary or appropriate. The committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Compensation Committee has engaged Radford, an Aon Hewitt Company, since 2015 as a compensation consultant to evaluate non-employee director compensation and compensation in comparison to industry peers.

The members of the Compensation Committee are John Scarlett, M.D., Frederick W. Gluck and Charles S. Fuchs, M.D., M.P.H. Dr. Scarlett serves as the chairperson of the committee. Our Board has determined that each member of the Compensation Committee is an independent director for Compensation Committee purposes as that term is defined in the applicable Nasdaq rules, and is a “non-employee director” within the meaning of Rule 16b-3(d)(3) promulgated under the Exchange Act. The Compensation Committee has adopted a written Compensation Committee charter that satisfies the applicable standards of the SEC and Nasdaq, and which is available on our corporate website at www.cytomx.com.

Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee include, among other things:

•	identifying individuals qualified to become members of the Board;
•	recommending to the Board the persons to be nominated for election as directors and to each committee of the Board;
•	annually reviewing our corporate governance guidelines; and
•	monitoring and evaluating the performance of the Board and leading the board in an annual self-assessment of its practices and effectiveness.

The Nominating and Corporate Governance Committee has the power to investigate any matter brought to its attention within the scope of its duties and will have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

The Nominating and Corporate Governance Committee may retain, at the Company’s expense, any independent counsel, experts or advisors that the committee believes to be desirable and appropriate. The committee may also use the services of the Company’s regular legal counsel or other advisors to the Company.

The Nominating and Corporate Governance Committee is comprised of Frederick W. Gluck, who currently serves as the chairperson of the committee, and Matthew P. Young. Our Board has determined that each of Messrs. Gluck and Young are independent directors for Nominating and Corporate Governance Committee purposes as that term is defined in the applicable rules of The Nasdaq Global Select Market. The Nominating and Corporate Governance Committee has adopted a written committee charter that satisfies the applicable standards of the SEC and Nasdaq, and which is available on our corporate website at www.cytomx.com.

The Nominating and Corporate Governance Committee reviews candidates for director nominees in the context of the current composition of the board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills and such other factors as it deems appropriate given our current needs and those of our Board to maintain a balance of knowledge, experience and capability. The committee also periodically reviews the overall effectiveness of the Board, including Board attendance, level of participation, quality of performance, self-assessment reviews and any relationships or transactions that might impair director independence. In the case of new director candidates, the committee will also determine whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee may also use its network of contacts to compile a list of potential candidates and engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote.

The Nominating and Corporate Governance Committee will consider for nomination any qualified director candidates recommended by our stockholders. Any stockholder who wishes to recommend a director candidate is directed to submit in writing the candidate’s name, biographical information, relevant qualifications and other information required by our bylaws to our Secretary at our principal executive offices before the deadline set forth in our bylaws. All written submissions received from our stockholders will be reviewed by the Nominating and Corporate Governance Committee at the next appropriate meeting. The Nominating and Corporate Governance Committee will evaluate any suggested director candidates received from our stockholders in the same manner as recommendations received from management, committee members or members of our Board.

Stockholder Communications with the Board of Directors

The Board will consider any written or electronic communication from our stockholders to the Board, a committee of the Board or any individual director. Any stockholder who wishes to communicate to the Board, a committee of the board or any individual director should submit written or electronic communications to our Secretary at our principal executive offices, which shall include contact information for such stockholder. All communications from stockholders received shall be forwarded by our Secretary to the Board, a committee of the Board or an individual director, as appropriate, on a periodic basis, but in any event no later than the board of director’s next scheduled meeting. The Board, a committee of the Board, or individual directors, as appropriate, will consider and review carefully any communications from stockholders forwarded by our Secretary.

Material Changes to Nominee Recommendation Procedures

There were no material changes to the procedures by which stockholders may recommend nominees to our Board in 2018.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of business conduct and ethics is available on our website at www.cytomx.com. Amendments to, and waivers from, the code of business conduct and ethics that apply to any director, executive officer or persons performing similar functions will be disclosed at the website address provided above and, to the extent required by applicable regulations, on a Current Report on Form 8-K filed with the SEC.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of CytomX Therapeutics, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K and included in this Proxy Statement. Based on those reviews and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Compensation Committee John Scarlett, M.D. Frederick W. Gluck Charles S. Fuchs, M.D., M.P.H.

COMPENSATION RISK ASSESSMENT

Consistent with the SEC’s disclosure requirements, the Compensation Committee has assessed our compensation programs for all employees. The Compensation Committee has overseen the establishment of a number of controls that address compensation-related risk and serve to mitigate such risk. As a result, the Compensation Committee has concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

DIRECTOR COMPENSATION

Director Compensation Table—Year Ended December 31, 2018

The following table presents information regarding the compensation paid to members of our Board, except for: (i) Sean A. McCarthy, D. Phil., who is also our president, chief executive officer and chairman of the Board, and (ii) Dr. Elaine V. Jones, who was appointed to our Board on April 17, 2019, with an effective date of May 1, 2019. The compensation paid to Mr. McCarthy is set forth in the section titled “Executive Compensation” in this proxy statement. Dr. McCarthy was not entitled to receive additional compensation for his service as a director or chairman.

Name	Fees earned or paid in cash ($)	Option awards(1) ($)	Total ($)
Charles S. Fuchs, M.D., M.P.H.	40,000	201,036	241,036
Frederick W. Gluck	47,500	201,036	248,536
John Scarlett, M.D.	52,500	201,036	253,536
Matthew P. Young	53,750	201,036	254,786
James R. Meyers(2)	1035	219,383	220,418
Hoyoung Huh, M.D., Ph.D.(3)	72,500	201,036	273,536
Marion McCourt(4)	18,132	—	18,132
(1)	Pursuant to applicable SEC executive compensation disclosure rules, the amount reported in this column reflects the grant date fair value of 14,000 options granted on June 13, 2018 to each director named above, except: (i) Mr. Meyers who was not yet a member of our Board, and (ii) Ms. McCourt, who ceased serving as a member of our Board at our June 13, 2018 Annual Meeting of Stockholders. Mr. Meyers was granted 28,000 options on December 20, 2018 in connection with his appointment to the Board. These values have been determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). For a discussion of the assumptions and methodologies used to calculate these amounts, please see the discussion of option awards contained in the Stock-based Compensation sub-section under Note 2 to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2018. As of December 31, 2018, our non-employee directors held outstanding options to purchase shares of our common stock as follows: Dr. Fuchs, 42,000; Mr. Gluck, 42,000; Dr. Scarlett, 56,000; Mr. Young, 68,895; and Mr. Meyers, 28,000. Other than these options, none of our non-employee directors held any other equity awards in the Company on that date.
(2)	Mr. Meyers was appointed to our Board in December 2018.
(3)	Dr. Huh retired from our Board on December 31, 2018. As of December 31, 2018, Dr. Huh held 415,993 outstanding options to purchase shares of our common stock. We entered into a consulting agreement (the “Consulting Agreement”) with Dr. Huh effective December 30, 2018, pursuant to which Dr. Huh will serve as an advisor to the chief executive officer, providing consulting services on corporate governance, strategy and development and on scientific matters of the Company from time to time as requested but not to exceed 15 hours in any given month. As compensation for his service, we agreed to pay Dr. Huh a rate of $500 per hour. In addition, we agreed to reimburse Dr. Huh for reasonable expenses incurred for the performance of his services. The Consulting Agreement will expire on December 30, 2020 unless extended by mutual agreement between the parties. During the term of the Consulting Agreement, Dr. Huh’s outstanding stock options will continue to vest in accordance with the original vesting schedule applicable to each tranche of Dr. Huh’s options.
(4)	Ms. McCourt ceased serving as a member of our Board at our June 13, 2018 Annual Meeting of Stockholders.

Director Compensation

During 2018, our Board were compensated pursuant to our non-employee director compensation program, which provides for cash and equity-based compensation for service on the Board and its committees. Under the program, our non-employee directors receive the following cash compensation for their service on the Board and its committees:

Annual Retainer for Board Membership	$35,000
Additional Retainer for:
Chairperson of the Board	$30,000
Chairperson of the Audit Committee	$15,000
Member of the Audit Committee	$7,500
Chairperson of the Compensation Committee	$10,000
Member of the Compensation Committee	$5,000
Chairperson of the Nominating & Governance Committee	$7,500
Member of the Nominating & Governance Committee	$3,750
Lead Independent Director(1)	$25,000
(1)	Mr. Young was appointed the Lead Independent Director of our Board effective January 1, 2019.

In 2018, the annual non-employee director cash compensation was paid quarterly in arrears. Under the program, non-employee directors also receive reimbursement for out-of-pocket expenses incurred in connection with attendance at meetings of our Board.

In addition, under the program, new non-employee members of the Board will automatically be granted an initial option to purchase 28,000 shares of our common stock on the date such person first becomes a non-employee director. The initial grant will vest with respect to 1/36th of the shares subject to the option on each monthly anniversary measured from the grant date, such that 100% of the shares subject to the option will be fully vested and exercisable on the third anniversary of the vesting commencement date, subject to the director’s continued service to us through the applicable vesting date.

On the date of each annual meeting of our stockholders, each non-employee director (other than any director receiving an Initial Grant on the date of such annual meeting) who is then serving as a non-employee director and who will continue as a non-employee director following the date of such annual meeting will automatically be granted an option to purchase 14,000 shares of our common stock. The Annual Grant will vest in full on the earlier of: (i) the date of the next annual meeting of our stockholders or (ii) the first anniversary of the date of grant, subject to the director’s continuous service to us through the applicable date.

The exercise price of all stock option grants is equal to the closing price of CytomX common stock as reported by the Nasdaq on the date of grant. In addition, upon a change in control, the vesting of all equity awards held by our non-employee directors will accelerate in full.

In January 2016, the Board approved a separate cash compensation package for Dr. Huh, as Chairperson of the Board, consisting of aggregate cash compensation of $72,500 per year. Dr. Huh received this cash compensation package for 2018 prior to his retirement from our Board in lieu of the cash compensation noted above in recognition of his contribution as Chairperson of the Board. Dr. Huh also received equity compensation pursuant to the non-employee director compensation program described above.

EXECUTIVE OFFICERS

The following sets forth information about our executive officers as of April 22, 2019.

Name	Position	Age
Sean A. McCarthy, D. Phil.	President, Chief Executive Officer and Chairman of the Board	52
Debanjan Ray(1)	Senior Vice President and Chief Financial Officer	41
W. Michael Kavanaugh, M.D.	Senior Vice President, Chief Scientific Officer and Head of Research and Non-Clinical Development	62
Rachel W. Humphrey, M.D.	Senior Vice President, Chief Medical Officer	57
Lloyd A. Rowland	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary	62
(1)	Mr. Ray will leave his position with the Company, effective May 15, 2019.

The following is biographical information as of March 31, 2019 for our executive officers other than Sean A. McCarthy, D. Phil., whose biographical information is included above under “Proposal No. 1 Election of Directors”.

Debanjan Ray, Senior Vice President and Chief Financial Officer

Mr. Ray has served as our chief financial officer since May 2017. Mr. Ray served as our senior vice president of corporate development & strategy from August 2015 to May 2017 and previously as our vice president of business development and alliance management from August 2011 to August 2015, during which time he led partnering activities at CytomX, structuring and executing collaborations with AbbVie, BMS, Immunogen, and Pfizer that have resulted in more than $300 million in upfront and milestone payments to date and total potential deal value in excess of $5 billion. Prior to joining CytomX, he served as vice president of business development at Itero Biopharmaceuticals, Inc. from May 2008 to August 2011, where he helped drive several collaborations, including the company’s partnership on its lead product with Watson Pharmaceuticals. Mr. Ray was associate director, business development at Portola Pharmaceuticals from January 2006 to May 2008. Prior to that, Mr. Ray was an associate in the life sciences venture practice at J.P. Morgan Partners and a business analyst in the healthcare practice at McKinsey & Company. Mr. Ray has also served as a member of the board of directors of Synthekine Inc, a private biopharmaceutical company, since January 2019. Mr. Ray holds an MBA from The Wharton School, University of Pennsylvania and received his dual B.S. degree in chemical engineering and biology from the Massachusetts Institute of Technology.

W. Michael Kavanaugh, M.D., Senior Vice President, Chief Scientific Officer and Head of Research and Non-Clinical Development

Dr. Kavanaugh joined us as chief scientific officer and head of research and non-clinical development in January 2015. Prior to joining us, Dr. Kavanaugh was senior vice president and chief scientific officer of Five Prime Therapeutics, Inc. From February 2009 to December 2014, Dr. Kavanaugh held multiple positions in research and development at Five Prime Therapeutics, Inc. and led the growth of its therapeutic pipeline. Prior to that, Dr. Kavanaugh served as vice president of Novartis Vaccines & Diagnostics, Inc. and executive director of Oncology Biologics in the Novartis Institutes of Biomedical Research. He joined Novartis as part of its acquisition of the Chiron Corporation in 2006, where he held positions as vice president and head of antibody and protein therapeutics research. Dr. Kavanaugh received his M.D. from Vanderbilt University and his B.S. in molecular biochemistry and biophysics from Yale University. He completed training in internal medicine, cardiovascular disease and molecular and cellular biology at University of California, San Francisco, and the Cardiovascular Research Institute. Dr. Kavanaugh also currently serves as an attending staff physician at the San Francisco Veterans Administration Medical Center and as an associate clinical professor of Medicine at University of California, San Francisco.

Rachel W. Humphrey, M.D., Senior Vice President and Chief Medical Officer

Dr. Humphrey has served as our chief medical officer since August 2015, having previously served as a member of our Board from May 2015 to August 2015. Dr. Humphrey was vice president, head of immuno-oncology at Eli Lilly and Company, a global pharmaceutical company, from May 2015 to August 2015. From November 2013 to December 2014, Dr. Humphrey was vice president, head of immuno-oncology at AstraZeneca, a global pharmaceutical company. From January 2012 to October 2013, she was executive vice president and chief medical officer of Mirati Therapeutics, Inc., where she helped advance multiple assets through early stage clinical investigation. Prior to that, she served as vice president of product development at Bristol-Myers Squibb Company from May 2003 to January 2012., Prior to that, Dr. Humphrey held multiple positions in development at Bayer. Dr. Humphrey began her career as an oncology fellow and staff physician at the National Cancer Institute. Dr. Humphrey received her M.D. from Case Western Reserve University and received her B.A. from Harvard University.

Lloyd A. Rowland, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

Mr. Rowland has served as our General Counsel since June 2018. Prior to joining our Company, Mr. Rowland held the position of senior vice president, general counsel and chief compliance officer of Xencor, a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases and cancer. Prior to this, Mr. Rowland, over a twelve-year career at Amylin Pharmaceuticals, held various roles, most recently as vice president and chief compliance officer and formerly, as vice president, general counsel and secretary. During his time as general counsel at Amylin, he directed all corporate legal and compliance affairs for the company including the launch of two pharmaceutical products. Prior to joining Amylin, Mr. Rowland served as vice president, secretary and general counsel for Alliance Pharmaceutical Corp. Mr. Rowland received his B.S. degree in economics and political science from Southern Methodist University, and his J.D. from Emory University School of Law.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The following Compensation Discussion and Analysis (“CD&A”) describes the philosophy, objectives, and structure of our executive compensation program for fiscal year 2018 (the year ending December 31, 2018.) This CD&A is intended to be read in conjunction with the tables following this section, which provide further historical compensation information for our 2018 named executive officers (“NEO’s”) identified below:

Named Executive Officer	Position
Sean A. McCarthy, D. Phil.	President, Chief Executive Officer and Chairman
Debanjan Ray(1)	Sr. Vice President, Chief Financial Officer
Rachel Humphrey, M.D.	Sr. Vice President, Chief Medical Officer
W. Michael Kavanaugh, M.D.	Sr. Vice President, Chief Scientific Officer & Head of Research and Non-Clinical Development
Lloyd A. Rowland, J.D.	Sr. Vice President, General Counsel, Secretary, and Chief Compliance Officer
(1)	Mr. Ray will leave his position with the Company, effective May 15, 2019.

Shareholder Engagement: Say on Pay

We no longer are considered an Emerging Growth Company, as defined by the Jumpstart Our Business Startups Act (“JOBS Act”) of 2012, due to our strong revenue growth and market capitalization. As such, by way of our 2019 proxy, we are presenting our first Say-on-Pay proposal for shareholder consideration in this proxy statement.

Executive Summary

Highlights of Our Executive Compensation Practices

Our Compensation Committee oversees the design and administration of our executive compensation programs to ensure that they are tied directly to performance and that they reward our executive officers in a manner consistent with shareholder interests, competitive pay practices, and applicable requirements of regulatory bodies. Our executive compensation programs are structured to reward executives for achievement of our short and long-term strategic, operational, and financial goals.

The compensation paid or awarded to our executive officers is generally based on the assessment of each individual’s performance, as well as the performance of the Company as a whole, compared against individual and Company performance objectives established for the fiscal year. In addition, we seek to pay compensation at a level that is competitive with similarly situated companies within the life sciences industry.

As we continue to advance our Probody™ platform, it is imperative that we continue to retain, motivate and reward our highly skilled executive team.

Key Elements of our Compensation Program

Following are the key elements of our compensation program, which also apply to all of our employees:

Compensation Governance and Best Practices

The Compensation Committee regularly reviews industry best practices in executive compensation. We have implemented several strong governance standards with respect to our compensation programs and practices, as follows:

•	Pay for performance philosophy and culture
•	Significant portion of executive pay “at risk” and equity-based
•	Balance of pay for achievement of both short- and long-term performance
•	Responsible use of shares under our long-term incentive program
•	Engagement of an independent compensation consultant
•	Performance of an annual risk assessment of our compensation programs
•	Prohibition of hedging or pledging of our stock
•	Implementation of annual stockholder Say-on-Pay vote (to be implemented with this Proxy Statement)

Our Executive Compensation Philosophy and Objectives

The overall objective of our compensation program is to support business objectives which will deliver shareholder value by attracting, retaining, and engaging the highest caliber of employees, including executive officers, while maintaining a fiscally responsible position in a highly competitive employment environment. Consistent with this overall objective, the goals of the executive compensation program are to:

•	Attract, motivate, retain and engage the highest caliber of executive leadership
•	Maintain a fiscally responsible suite of compensation programs in a highly competitive employment environment
•	Link incentive award opportunities to the achievement of measurable individual and corporate goals
•	Align the interests of executive officers with the interests of our shareholders by tying compensation to the achievement of our short- and long-term strategic, operational and financial goals, which will serve to maximize responsible value creation for our shareholders

To achieve these goals, we endeavor to maintain compensation plans that tie a substantial portion of executives’ overall compensation to key strategic, operational and financial goals that are supportive of our business strategy and align the interests of our executives with those of our long-term shareholders. The Compensation Committee also considers internal equity for all employees including, but not limited to, its executive officers, when determining compensation to ensure that the Company is fair in its compensation practices across all levels and to ensure that there is no discrimination in compensation practices.

Process for Setting Executive Compensation

Role of the Compensation Committee

Appointed by our Board, Compensation Committee members are independent of management and meet the NASDAQ listing standards for independence. The Compensation Committee acts on behalf of the Board to oversee the compensation policies and practices applicable to all our employees, including the administration of our equity plans and employee benefit plans. Typically, the Compensation Committee meets at least once quarterly and with greater frequency as necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and other members of management, as necessary, as well as our independent compensation consultant, Radford. The Compensation Committee also regularly meets in executive session without the presence of any employees. Historically, the Compensation Committee makes decisions related to executive compensation after conducting meetings during the fourth quarter of the calendar year and early in the first quarter of the ensuing year.

Role of Independent Compensation Consultant

The Compensation Committee retained the services of Radford, an Aon Company, as an independent executive compensation consultant due to its extensive analytical and compensation expertise in the biotechnology and pharmaceutical industry. In this capacity, Radford has advised the Compensation Committee on compensation matters related to employee compensation, including the executive and director compensation programs. In fiscal 2018, Radford assisted the Compensation Committee with, among other things:

•	Review and suggest changes to our compensation peer group for our executive and Board positions.
•	Analyze competitive market compensation for our executives and directors based on recommended peer companies and broader market survey data.
•	Develop and refine executive and director compensation programs.
•	Provide guidance on emerging executive compensation governance issues and industry best practices.

The Compensation Committee has the sole authority to engage and terminate Radford’s services, as well as to approve their compensation. Radford makes recommendations to the Compensation Committee, but has no authority to make compensation decisions on behalf of the Compensation Committee or the Company. Radford reports to the Compensation Committee and has direct access to the Chairman and the other members of the Compensation Committee. In addition to advice related to the executive and director compensation programs, Radford performs an analysis of all employee compensation for the Company.

The Compensation Committee conducted a specific review of its relationship with Radford in the past year and determined that Radford’s work for the Compensation Committee did not raise any conflicts of interest. Radford’s work has conformed to the independence factors and guidance provided by all applicable regulatory bodies.

Role of Management

To aid the Compensation Committee in its responsibilities, the Chief Executive Officer, with assistance from the Senior Vice President, Talent and Systems, regularly discusses compensation-related matters with the Chair of the Compensation Committee and then meets with the Compensation Committee to discuss these matters. The Chief Executive Officer also provides the Compensation Committee with quarterly recommendations relating to the level of achievement of our corporate goals. In addition, he presents to the Compensation Committee assessments of the performance and achievements for each of the NEOs (other than himself) for the prior year and makes recommendations regarding compensation arrangements for these individuals. The Compensation Committee gives considerable weight to the Chief Executive Officer’s performance evaluations of the other NEOs since he has direct knowledge of the criticality of their work, performance and contributions. The Compensation Committee does not consult with any other executive officer with regard to its decisions. The Chief Executive Officer does not participate in the Compensation Committee’s or Board’s deliberations or decisions regarding his own compensation, which is approved by the independent members of the Board.

Use of Market Data and Peer Group Analysis

When considering executive compensation decisions, the Compensation Committee believes it is important to be informed as to current compensation practices of publicly held companies in the life sciences industry that are most similar to CytomX in terms of labor market competition, stage of product development, market capitalization and number of employees.

In fiscal 2018, as in prior years, the Compensation Committee referenced Radford’s market data for our peer group, along with other factors, in setting total compensation for our NEOs because industry competition for executive management is intense and the retention of our highly skilled leadership team is critical to our success. In determining market-competitive compensation for our NEOs, our Compensation Committee has not targeted a specific percentile relative to our compensation peer group for individual components of our total compensation, but rather generally used a range between the 25th to 75th percentiles as a reference point. Competitive market data regarding compensation is just one factor considered in determining the individual compensation of executives. Other important considerations include experience, individual performance, relative scope of responsibilities compared with external market positions surveyed, internal equity and retention.

2018 Peer Group

In the latter half of 2017, based on the recommendation of Radford, the Compensation Committee determined that a defined peer group was appropriate for reference purposes when making 2018 executive officer compensation decisions. With the assistance of Radford, the Compensation Committee considered several factors in determining the appropriate companies to be named as peers, including:

•	Sector/Geography: US-based biotechnology companies, located in San Francisco Bay Area or other biotech “hub” markets that reflect the talent market.
•	Stage of development: Pre-commercial companies, with a continued focus on oncology companies when possible.
•	Market capitalization: Generally, between $250M and $1.8B (~$550M at time of peer group development).
•	Number of employees: Headcount between 25 and 200 employees.

Using the aforementioned criteria, the following 23 companies were identified by the Compensation Committee and Radford as the defined peer group for 2018 executive compensation decisions:

Acceleron Pharma	Calithera Biosciences	Karyopharm Therapeutics
Audro BioTech	Coherus BioSciences	MacroGenics
Aimmune Therapeutics	Demira	MyoKardia
Alder BioPharmaceuticals	Editas Medicine	Versartis
Atara Biotherapeutics	Epizyme	Voyager Therapeutics
Audentes Therapeutics	Five Prime Therapeutics	WAVE Life Sciences
Bellicum Pharmaceuticals	Global Blood Therapeutics	Xencor
Blueprint Medicines	Ignyta

Elements of Compensation

The Compensation Committee’s objective is to have compensation programs and practices that are competitive with our peers and industry through a mix of cash (base salary and annual, performance-based cash incentive bonuses) and long-term incentives (equity awards.)

Pay Mix

Our executive compensation strategy does not include any formal policy or practice of dividing total compensation into specific, percentage-based cash and non-cash portions. Instead, the Compensation Committee uses its judgment, in consultation with Radford, in determining an appropriate mix of cash/equity, and short-term/long-

term performance-based compensation. The Compensation Committee believes that a substantial portion of pay for the executives should be “at risk” and incentivize long-term performance. Therefore, a majority of the annual compensation is at risk in the form of annual cash bonuses for short term performance and equity-based compensation to incentivize long term performance.

The balance among these components may change from year to year, based on corporate strategy and objectives, among other considerations. While there is no specific target mix of fixed versus variable, performance-based pay, for fiscal year 2018, approximately 84% of our Chief Executive Officer’s total direct compensation (consisting of base salary, target annual cash incentive award and the grant date fair value of equity awards) was performance-based and approximately 74% of the other NEO’s total direct compensation was performance-based, with the majority of compensation incentivizing long-term performance.

Base Salaries

The Compensation Committee’s philosophy is to maintain base salaries at a competitive level sufficient to recruit and retain individuals possessing the skills and capabilities necessary to achieve the Company’s goals over the long-term. Base salaries serve to provide fixed cash compensation to our executive officers for performing their ongoing responsibilities. Base salaries for our executive officers are approved upon joining the Company by the Compensation Committee. Then on an annual basis they are reviewed and adjusted, as appropriate, by the Compensation Committee, in consultation with the Committee’s independent compensation consultant, Radford, and taking into consideration the Chief Executive Officer’s recommendations.

Such annual adjustments are based on factors that may include each executive officer’s:

•	Position and specific responsibilities.
•	Individual performance.
•	Level of experience.
•	Contribution to corporate and strategic goals.
•	Competitive market data for comparable positions at peer companies and the broader market.

We reviewed our NEOs’ base salaries referencing relevant compensation survey data from Radford, as well as taking into account our Chief Executive Officer’s assessment of individual executive performance (except with respect to his own salary.) Based on this review, the Compensation Committee increased our NEOs’ base salaries in 2018, effective as of January 1, 2018, as set forth below:

	NEO BASE SALARIES
Named Executive Officer	FY 2017	FY 2018	% Increase
Sean A. McCarthy, D. Phil.	$500,000	$550,000	10%
Debanjan Ray	$375,000	$393,750	5%
Rachel Humphrey, M.D.	$410,800	$440,448	7%
W. Michael Kavanaugh, M.D.	$410,920	$427,357	4%
Lloyd A. Rowland, J.D.*	—	$360,000	—
*	Mr. Rowland became employed by the Company beginning May 21, 2018. His base salary was negotiated as part of his new-hire compensation.

Annual Performance-Based Cash Incentives

Our annual cash incentive program is designed to reward all employees, including our executive officers, for the achievement of the Company’s annual corporate goals, as well as individual performance against annual individual goals. We believe that annual incentives hold executives accountable, reward executives based on actual business results and help create a “pay for performance” culture. There are no minimum or guaranteed bonus payments for employees, including the NEOs.

Under our cash incentive program, every employee, including each NEO, has an established annual performance-based incentive target, which is equal to a percentage of the employee’s base salary. This percentage increases as levels of responsibility increase.

Executive Incentive Opportunities

Under our cash incentive program, each of our executive officers has an established annual incentive target which is equal to a percentage of their base salary (AIP). The actual earned annual incentive bonus, if any, is calculated based on corporate goal achievement and their individual goal achievement, multiplied by the AIP. For 2018, our NEOs had the following annual AIP cash incentive opportunities:

Named Executive Officer	2018 Base Salary	Target AIP (as % of base salary)
Sean A. McCarthy, D. Phil.	$550,000	60%
Debanjan Ray	$393,750	40%
Rachel Humphrey, M.D.	$440,448	40%
W. Michael Kavanaugh, M.D.	$427,357	40%
Lloyd A. Rowland, J.D.	$360,000	40%*
*	Prorated based on employment beginning May 21, 2018.

Annual Corporate Performance Goals

At the beginning of each year, our Chief Executive Officer develops annual corporate goals with input from our executive management team. The goals relate to our strategic, operational and financial strategy. Each goal is assigned a weighting based on its importance and business value for CytomX and our shareholders. Each of the goals is established with criteria for getting to target goal accomplishment (100%) and criteria for obtaining stretch goal accomplishment (up to 150%). The Compensation Committee reviews and adjusts the proposed corporate goals and associated weightings as necessary and then recommends them to the Board for approval.

At the end of each performance year, the Chief Executive Officer presents to the Compensation Committee an assessment of the Company’s achievement against the pre-established annual corporate goals. The Compensation Committee reviews and discusses the corporate performance assessment, makes adjustments based on events or circumstances it deems appropriate, and determines an overall corporate performance score representing the extent to which the Company achieved its overall objectives for the year. The corporate performance score can range up to 150% and is approved by the Board upon recommendation from the Compensation Committee. This corporate performance score serves as the basis for determining actual bonus payouts under the annual cash incentive plan.

2018 Corporate Performance

For 2018 our corporate goals were based on the following:

1.	Clinical development goals, including clinical trial progress on CX-072, CX-2009 and CX-2029; and progression of CX-188 to IND filing;
2.	Research goals, including the accomplishment of projects pertaining to new molecular targets, Probody modalities, and the advancement of next generation Probody technology;
3.	Financing and business development goals; and
4.	Company culture goals, including goals pertaining to hiring and retention, and the establishment of programs for employee development.
	2018 Performance Goals			Weighted Attainment Level
Metric	Weighting	Target	Maximum
Research goals pertaining to new molecular targets, Probody modalities and advancement of Probody technology	10%	100%	150%	110%
Development goals pertaining to clinical trial progress on CX-072, CX-2009 and CX-2029, and progression of CX-188 to IND filing	65%	100%	150%	117%
Financing and business development goal of raising $100 million	15%	100%	150%	135%
Company culture goals, including goals pertaining to hiring and retention, and the establishment of programs for employee development	10%	100%	150%	150%
Aggregate weighted attainment level				122.5%

In early 2019, the Board reviewed the Company’s accomplishments for 2018, and with the recommendation of the Compensation Committee, determined that the overall achievement percentage of the Company was 125% based on the total of each corporate goal accomplishment set forth above and in consideration of other accomplishments, primarily with respect to clinical development.

Individual Performance

To further our commitment to a pay for performance culture, we allocate our bonus pool by applying a multiplier to the corporate performance score, based on each executive’s individual performance rating. At the end of each performance year, the Chief Executive Officer presents the Compensation Committee with an evaluation of each executive officer’s performance against pre-established annual individual goals, as well as a performance rating for each executive officer (other than himself) and a recommended annual incentive award amount for each executive officer (other than himself) based on the corporate performance score and the recommended individual performance rating multiplier. Our bonus awards are calibrated to pay out at 100% of overall target if an individual’s performance has been rated at the “Exceeds Expectations” level, consistent with our compensation philosophy. For those executives receiving an “Outstanding” individual performance rating, bonus payouts based on corporate performance score are increased by an additional 30%. Conversely, for those executives receiving a “Meets Expectation” rating, bonus payouts based on the corporate performance score are decreased by 30%.

Dr. McCarthy’s performance is assessed based on leading the Company to achieve its corporate goals and he therefore received a performance rating of 125% for 2018. Each other NEO received a performance rating calibrated to reflect actual performance against expectations for their target performance. The NEOs exceeded target performance expectations and received a performance rating at the “Exceeds Expectations” level discussed above. Mr. Ray’s rating reflected his successful completion of a follow-on financing with net proceeds of $135 million, building of the finance team, leading broad-based investor relations efforts and business development efforts. Dr. Humphrey’s performance rating reflected her leadership of broad clinical programs, delivery of CX-072 Phase 1 clinical data, advancement of CX-2009, and development of clinical, regulatory and quality functions. Dr. Kavanaugh’s rating reflected his research and translational sciences leadership and contribution to IND filings. Mr. Rowland’s performance rating reflected his effective onboarding and planning across key legal functions, integration into the executive team and strengthening of the compliance program.

2018 Earned Cash Bonuses

Based on the bonus determination process described above, the following table sets forth the annual bonus amounts for each NEO for the 2018 performance year, along with each executive’s target bonus percentage for 2018 and associated dollar value.

		Opportunity		Actual
Named Executive Officer	2018 Base Salary	Target AIP (as % of base salary)	Target AIP ($)	2018 Earned Award
Sean A. McCarthy, D. Phil.	$550,000	60%	$330,000	$412,500
Debanjan Ray	$393,750	40%	$157,500	$196,875
Rachel Humphrey, M.D.	$440,750	40%	$176,179	$220,224
W. Michael Kavanaugh, M.D.	$427,357	40%	$170,943	$213,679
Lloyd A. Rowland, J.D.	$360,000	40%	$144,000	$110,466 *
*	Prorated based on employment beginning May 21, 2018.

Equity Awards

The long-term incentive component of our executive compensation program is equity-based and is dependent on the future success of the Company. In 2018 our equity program consisted of time-based options to purchase shares of our common stock, which require our common stock to appreciate in value before our executive officers realize any economic benefit from the options.

Our equity awards program is designed to:

•	Attract key talent
•	Align our executives’ compensation with the long-term interests of our shareholders, as well as with CytomX’s performance over the long-term
•	Retain skilled leadership needed to drive the Company forward to achieve long-term success and value creation
•	Maintain competitive levels of executive compensation
•	Encourage employee ownership culture

In 2018, equity awards were comprised solely of stock option grants under our 2015 Plan. The Compensation Committee views options as performance-based, and took into consideration the fact that most companies in our competitive market have equity programs in which options are the sole vehicle utilized. Such grants encourage employee ownership in CytomX, link pay with performance and align the interests of shareholders and employees. Our employees, including the NEOs, have an opportunity to realize value from equity-based awards through sustained, increasing price per share performance in our Common Stock. The Compensation Committee determines the size of any stock option grant according to each executive officer’s position. To do so, the Compensation Committee generally references the market data of our peer group companies provided by Radford. The Compensation Committee also takes into consideration each NEO’s recent performance history, his or her potential for future responsibility, and criticality of his or her work to the long-term success of the Company. Other factors may include equity awards previously granted, the amount of actual versus theoretical equity value per year that has been derived to date by the individual, the current actual value of unvested equity grants for each individual. The Compensation Committee has the discretion to give relative weight to each of these factors as it sets the size of the stock option grant to appropriately create an opportunity for reward based on increasing shareholder value.

CytomX’s standard vesting schedule for the first stock option grant awarded to newly hired employees, including executive officers, provides that 25% of the shares granted will vest on the first anniversary of the commencement of employment, with the balance vesting in equal monthly installments over the subsequent thirty-six (36) months, until option shares are fully vested, subject to the individual’s continued service to us through the applicable vesting date. Additional option grants made after an employee, including an executive officer, has provided services to the Company generally vest monthly from the date of grant over four years, subject to the individual’s continued service to us through the applicable vesting date.

The Compensation Committee grants equity awards to newly hired and existing executive officers. Our general policy is to grant stock options and other equity awards on fixed dates determined in advance, although there are occasions when grants are made on other dates.

All required approvals are obtained in advance of or on the actual grant date. Other than stock option grants to new hires, stock option grants to executive officers are generally approved once a year when compensation decisions are finalized (typically in January, in conjunction with a meeting of the Compensation Committee and Board.) If an executive officer is promoted, grants will normally be made at the time of such promotion, or, in rare circumstances, ad-hoc grants may be made for recognition of outstanding performance.

Our NEOs received the following stock option grants in January 2018:

Named Executive Officer	Options (#)
Sean A. McCarthy, D. Phil.	300,000
Debanjan Ray	100,000
Rachel Humphrey, M.D.	100,000
W. Michael Kavanaugh, M.D.	75,000
Lloyd A. Rowland, J.D.	100,000	*
*	Mr. Rowland’s options were granted in connection with his hiring on May 21, 2018. 25% of Mr. Rowland’s options shall vest upon the 1-year anniversary of the grant date (May 31, 2018), with the remaining options vesting in equal monthly installments over the next three years thereon.

In accordance with our equity grant practices, the exercise price for these stock option grants was equal to the closing price of our Common Stock as reported by the Nasdaq Global Select Market on the date of grant and the vesting schedule (except for new-hire grants) is monthly over four years from the date of grant, provided the employee continues to provide services to the Company.

On occasion, when the Compensation Committee wants to incentivize specific corporate objectives which have substantial uncertainty, option grants are made to the person with specific responsibility for such objective. These grants generally vest upon accomplishment of the specific objective, provided it occurs within certain time limits. If the objective does not occur within the established time limit, the grant expires. These equity grants also generally have a term of ten years from the date of grant.

Additional Compensation Policies, Practices, and Governance

Perquisites

Dr. Humphrey and Mr. Rowland are reimbursed for the cost of commuting for work from New Jersey and Southern California, respectively. The Compensation Committee has considered these expenses and believes that in light of the highly competitive market in which the Company competes for talent and the unique talents and contributions of these executives, these expenses are in the best interests of our shareholders.

Employment Agreements and Severance and Change in Control Benefits

We have entered into written employment agreements with each of our NEOs that set forth the terms of their employment, including initial base salaries and eligibility to participate in the Company’s annual performance-based bonus program. In addition, each employment agreement includes restrictive covenants that would apply in the event of termination, which our Board believe helps protect our value. Each of our NEOs is employed “at will.” Dr. Humphrey’s offer letter, as amended, also provides that we will reimburse Dr. Humphrey’s travel expenses for her commute from her principal residence in New Jersey to our headquarters in South San Francisco, California. The Company has also agreed to reimburse Mr. Rowland for his travel expense reimbursements for his commute from his principal residence in San Diego to our headquarters in South San Francisco, California.

Our NEOs are entitled to certain severance and change in control benefits under the terms of our amended and restated severance agreements, their employment agreements and our equity plans, as further described under the sub-section entitled “Potential Payments Upon Termination or Change in Control.” As of December 31, 2018, in the event of a termination without cause or due to good reason, these benefits generally provided for a payment to Dr. McCarthy and the other NEOs equal to 12 months and 9 months, respectively, of base salary and COBRA insurance premiums and, for Dr. McCarthy, an additional amount equal to his prorated annual target bonus for the year terminated. In the event of a termination due to a change in control, (i) all of the NEOs vesting of outstanding stock option grants would be accelerated; (ii) in the case of Dr. McCarthy, his cash payment would be increased to an amount equal to 18 months of base salary, annual target bonus and COBRA premiums; and (iii) all of the NEOs (other than Dr. McCarthy) would receive an increased cash payment equal to 9 months of base salary, annual target bonus and COBRA premiums.

In 2019, following a review of competitive market practice, the severance and change of control agreement for Dr. McCarthy was amended and restated to increase the benefits payable to 18 months of salary, pro-rated annual target bonus and 18 months COBRA premiums in the event of a termination without cause or for good reason and to 24 months of salary, 24 months annual target bonus and 24 months COBRA premiums in the event of a termination without cause or for good reason in the event of a change in control. For other NEOs, the amended and restated agreements increased the amount payable to 12 months of base salary and COBRA benefits, plus an amount equal to the prorated bonus in the year terminated in the event of a termination without cause or for good reason. For the other NEOs, a termination without cause or for good reason in the event of a change in control increased the amount equal to 12 months of base salary, annual target bonus and COBRA benefits.

The Compensation Committee believes these severance and change in control provisions are essential elements of our executive compensation program and assist us in recruiting, retaining and developing key management talent in the competitive San Francisco Bay Area employment market. Our change in control benefits are intended to allow employees, including our NEOs, to focus their attention on the business operations of CytomX in the face of the potentially disruptive impact of a rumored or actual change in control transaction, to assess takeover bids objectively without regard to the potential impact on their own job security and to allow for a smooth transition in the event of a change in control of CytomX. In addition, our severance benefits provide reasonable protection to the executive officer in the event that he or she is not retained. We do not provide for any excise tax gross-ups in the amended and restated severance agreements.

Broad-Based Benefits

We offer a comprehensive array of benefits to our employees, including our NEOs. Benefit programs include a variety of health insurance plans, 401(k) plan with Company matching contributions at Board-approved levels, employee stock purchase plan and term life insurance. These benefits are offered to all employees, including executive officers, in order to attract and retain employees. We do not offer defined benefit pension or other supplementary retirement benefits to employees.

Tax and Accounting Implications of Executive Compensation

The Compensation Committee considers the deductibility of executive compensation under Section 162(m) of the Code in designing, establishing and implementing our executive compensation policies and practices. Section 162(m) generally prohibits us from deducting any compensation over $1 million per taxable year paid to our NEOs unless, under tax laws in effect prior to January 1, 2018, such compensation is treated as “performance-based compensation” within the meaning of Section 162(m) of the Code. The Tax Cuts and Jobs Act (the “Tax Act”) among other changes, repealed the exception from the deduction limit under Section 162(m) for performance-based compensation effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that are not materially modified after that date. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) as revised by the Tax Act, including the uncertain scope of the transition relief adopted in connection with repealing Section 162(m)’s performance-based compensation exception, no assurance can be given that previously granted compensation intended to satisfy the requirements for performance-based compensation will in fact qualify for such exception. In determining the form and amount of compensation for our NEOs, the Compensation Committee will continue to consider all elements of the cost of such compensation, including the potential impact of Section 162(m).

While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

In addition to considering the tax consequences, the Compensation Committee considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with equity-based awards, in determining the size and form of different equity-based awards.

Compensation Committee Interlocks and Insider Participation

Please see “Board of Directors and Corporate Governance—Information Regarding the Committees of the Board of Directors—Compensation Committee” for information regarding the compensation committee of the Board. In 2018, none of our named executive officers (a) served on the compensation committee of another entity that had an executive officer who served on our compensation committee; (b) served as director of another entity that had an executive officer who served on our compensation committee; or (c) served on compensation committee of another entity that had an executive officer who served as one of our directors.

EXECUTIVE COMPENSATION TABLES

2018 Summary Compensation Table

The following table provides a summary of compensation paid to our named executive officers for the years ended December 31, 2018, 2017 and 2016.

Name and principal position	Fiscal year	Base salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)(3)	Total ($)
Sean A. McCarthy, D. Phil. President, Chief Executive Officer and Chairman of the Board of Directors	2018	550,000	—	—	4,514,280	412,500	5,453	5,482,233
	2017	500,000	—	—	2,284,886	425,000	3,453	3,213,339
	2016	450,000	—	—	2,213,348	292,500	6,528	2,962,376

Debanjan Ray(4) Senior Vice President and Chief Financial Officer	2018	393,750	—	—	1,504,760	196,875	5,000	2,100,385
	2017	351,126	—	—	980,246	228,750	3,000	1,563,122

Rachel W. Humphrey, M.D. Senior Vice President and Chief Medical Officer	2018	440,448	—	—	1,504,760	220,224	125,387	2,290,819
	2017	410,800	—	—	884,472	244,426	69,647	1,609,345
	2016	395,000	—	—	639,412	193,550	34,072	1,262,034

W. Michael Kavanaugh, M.D. Senior Vice President, Chief Science Officer and Head of Research and Non-Clinical Development	2018	427,357	—	—	1,128,570	213,679	5,000	1,774,606
	2017	410,921	—	—	884,472	201,351	3,000	1,499,744
	2016	395,117	—	—	786,968	193,607	6,564	1,382,256

Lloyd A. Rowland, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary(5)	2018	360,000(6)	—	—	1,447,650	110,466(6)	26,586	1,793,491
(1)	The amounts reported in this column reflect the grant date fair value of option awards granted to the named executive officers. The grant date fair values have been determined in accordance with FASB ASC Topic 718. For the 2018 option grants, a discussion of the assumptions and methodologies used to calculate these amounts, please see the discussion of option awards contained in the Stock-based Compensation sub-section under Note 2 to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2018.
(2)	These amounts include payments under our annual incentive bonus plan, which is based on our performance against certain research and development and business development goals established by our compensation committee. Please see the above description entitled “Compensation Discussion and Analysis – Annual Performance-Based Cash Incentives” for a further discussion of our annual incentive bonus program.
(3)	The amounts reported in this column for 2018 include life insurance premiums for Dr. McCarthy, a 401(k) matching contribution of $5,000 for all NEOs, and travel expense reimbursements for Dr. Humphrey and Mr. Rowland totalling $120,387 and $21,586, respectively.
(4)	Mr. Ray has served as our chief financial officer since May 2017.
(5)	Mr. Rowland joined the Company as our General Counsel in June 2018.
(6)	Mr. Rowland’s base salary is $360,000 but only $208,789 was paid during the year given his employment commencement date of June 2018. In addition, his cash incentive award for 2018 was pro-rated to reflect his period of employment during 2018.

2018 Grants of Plan-Based Awards

The following table summarizes information about the non-equity incentive awards and equity-based awards granted to our NEOs in 2018:

	Estimated Future Payouts Under Non-Equity Incentive Plan Award			All Other Option Awards
Name	Threshold	Target(1)	Maximum	Grant Date	Number of Securities Underlying Options:	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards(2)
Sean A. McCarthy, D. Phil.	$—	$330,000	$495,000	1/24/2018	300,000	$25.82	$4,514,280
Debanjan Ray	$—	$157,500	$236,250	1/24/2018	100,000	$25.82	$1,504,760
Rachel W. Humphrey, M.D.	$—	$176,179	$264,269	1/24/2018	100,000	$25.82	$1,504,760
W. Michael Kavanaugh, M.D.	$—	$170,943	$256,414	1/24/2018	75,000	$25.82	$1,128,570
Lloyd Rowland	$—	$144,000	$216,000	5/31/2018	100,000	$25.67	$1,447,650
(1)	As a percentage of base salary, the 2018 target bonus for Dr. McCarthy, Mr. Ray, Dr. Humphrey, Dr. Kavanaugh and Mr. Rowland was 60%, 40%, 40%, 40% and 40% respectively. Maximum amounts represent 150% of target payouts.
(2)	The Company measures its stock-based awards made to employees based on the fair values of the awards as of the grant date using the Black-Scholes option-pricing model in accordance with FASB ASC Topic 718. For the 2018 option grants, a discussion of the assumptions and methodologies used to calculate these amounts, please see the discussion of option awards contained in the Stock-based Compensation sub-section under Note 2 to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2018.

Outstanding Equity Awards at December 31, 2018

The following table presents information regarding the outstanding stock options held by each of the named executive officers as of December 31, 2018. None of the named executive officers held any outstanding restricted stock or other equity awards as of that date.

	Grant Date		Vesting Commence- ment Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Sean A. McCarthy, D. Phil.	9/21/2011		8/09/2011	328,143	—	—		1.1339	9/20/2021
	2/26/2013		2/26/2013	90,941	—	—		0.9450	2/25/2023
	2/09/2015	(1)	1/01/2015	136,071	—	—		1.5749	2/08/2025
	8/26/2015	(1)	8/28/2015	5,383	15,117	—		6.6147	8/25/2025
	1/21/2016	(2)	1/01/2016	98,008	38,291	—		14.4600	1/20/2026
	1/25/2017	(2)	1/01/2017	111,166	123,133	—		11.9400	1/24/2027
	1/24/2018	(1)	1/1/2018	68,750	231,250	—		25.8200	1/23/2028
Debanjan Ray	9/14/2011		8/29/2011	20,000	—	—		1.1339	9/13/2021
	2/28/2014	(1)	2/28/2014	7,220	—	—		1.4489	2/28/2024
	5/07/2015	(1)	12/31/2014	30,640	—	—		4.4728	5/06/2025
	7/21/2015	(1)	7/01/2015	75,196	10,742	—		6.6147	7/20/2025
	8/26/2015	(1)	8/28/2015	35,098	5,992	—		6.6147	8/25/2025
	1/21/2016	(1)	1/01/2016	32,182	12,188	—		14.4600	1/20/2026
	1/25/2017	(1)	1/01/2017	46,718	50,782	—		11.9400	1/24/2027
	5/13/2017	(2)	5/15/2017	11,875	18,125	—		14.6200	5/12/2027
	1/24/2018	(1)	1/1/2018	22,916	77,084	25.8200		1/23/2028
Rachel W. Humphrey, M.D.	4/01/2015	(3)	4/01/2015	49,208	—	—		1.5749	3/31/2025
	8/28/2015		12/31/2019	—	—	85,605	(4)	6.6147	8/27/2025
	8/28/2015	(5)	8/28/2015	174,111	48,869	—		6.6147	8/27/2025
	1/21/2016	(2)	1/01/2016	47,395	17,605	—		14.4600	1/20/2026
	1/25/2017	(2)	1/01/2017	57,500	62,500	—		11.9400	1/24/2027
	1/24/2018	(1)	1/1/2018	22,916	77,084	—		25.8200	1/23/2028

	Grant Date		Vesting Commence- ment Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
W. Michael Kavanaugh, M.D.	2/09/2015	(1)	1/09/2015	235,786	5,126	—	1.5749	02/08/2025
	05/07/2015	(1)	12/31/2016	48,368	—	—	4.4728	05/06/2025
	08/26/2015	(5)	08/28/2015	64,204	12,484	—	6.6147	8/25/2025
	01/21/2016	(1)	01/01/2016	58,333	21,667	—	14.4600	01/20/2026
	01/25/2017	(1)	01/01/2017	57,500	62,500	—	11.9400	01/24/2027
	01/24/2018	(1)	01/01/2018	17,187	57,813	—	25.8200	01/23/2028
Lloyd A. Rowland	5/31/2018	(6)	5/21/2018	—	100,000	—	25.6700	5/30/2028
(1)	This option vests in 1/48th increments beginning on the vesting commencement date, with each additional increment vesting on the last day of each month of continuous service following the vesting commencement date.
(2)	This option vests in 1/48th increments beginning on the vesting commencement date, with each additional increment vesting on the last day of each month of continuous service following the vesting commencement date.
(3)	This option is fully exercisable on the date of grant, but vests in 1/36th increments beginning on the vesting commencement date, with each additional increment vesting on the last day of each month of continuous service following the vesting commencement date.
(4)	This option vests upon the attainment of a clinical study milestone goal on or prior to December 31, 2019.
(5)	This option vests as to 25% of the total number of shares subject to the option on the first anniversary of the vesting commencement date and the remaining 75% of the total number of shares subject to the option will vest in 36 substantially equal installments on the last day of each of the 36 months following the first anniversary of the vesting commencement date, except the final installment, which shall vest on August 28, 2019, subject to the named executive officer’s continuous employment through each vesting date.
(6)	This option vests as to 25% of the total number of shares subject to the option on the first anniversary of the vesting commencement date and the remaining 75% of the total number of shares subject to the option will vest in 36 substantially equal installments on the last day of each of the 36 months following the first anniversary of the vesting commencement date, except the final installment, which shall vest on May 20, 2022, subject to the named executive officer’s continuous employment through each vesting date.

2018 Option Exercises and Stock Vested

The following table summarizes the stock options exercised and stock awards vested during the year ended December 31, 2018, and the value realized upon exercise or vesting by our NEOs.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
Sean A. McCarthy, D. Phil.	97,889	2,244,662	—	—
Debanjan Ray	60,000	1,513,703	—	—
Rachel W. Humphrey, M.D.	40,000	935,412	—	—
W. Michael Kavanaugh, M.D.	—	—	—	—
Lloyd A. Rowland	—	—	—	—
(1)	Amounts are calculated by multiplying the number of underlying shares exercised by the market price of the shares on the exercise date, net of the exercise price.

Pension Benefits and Nonqualified Deferred Compensation Plans

We do not have any pension benefits or nonqualified deferred compensation plans.

Severance and Change in Control Arrangements

Our NEOs are entitled to certain severance and change in control benefits under the terms of individual severance and change of control agreements and our equity plans. These severance and change in control provisions are intended to allow employees, including NEOs, to focus their attention on the business operations of CytomX in the face of the potentially disruptive impact of a proposed change in control transaction, to assess takeover bids objectively without regard to the potential impact on their own job security and to allow for a smooth transition in the event of a change in control of CytomX.

The compensation committee believes that the severance benefits we offer remain essential to fulfill the objectives to recruit, retain and develop key management talent in the competitive San Francisco Bay Area employment market. These arrangements enable us to recruit and retain high-quality management talent because they provide reasonable protection to the executive officer in the event that he or she is not retained under limited circumstances.

In February 2019, the Company’s amended Dr. McCarthy’s Amended and Restated Severance and Change of Control Agreement. It provides that if his employment is terminated by us without cause or if Dr. McCarthy terminates his employment due to good reason (as such terms are defined in his agreement), subject to his execution of a general release of claims against the Company, he will be entitled to receive a lump sum payment equal to eighteen months (one-year prior to the amendment) of base salary plus his target annual bonus for such calendar year pro-rated based on his termination date as well as continued medical and dental coverage for a period of either eighteen months (one-year prior to the amendment) following termination of employment or the date Mr. McCarthy becomes eligible for medical and dental coverage from a subsequent employer, whichever occurs earlier. To the extent we are unable to provide such benefit coverage, the Company will make a lump sum payment equal to the premium cost relating to such benefit coverage for the eighteen months (one-year prior to the amendment) prior to Dr. McCarthy’s termination. Dr. McCarthy’s agreement also provides that, in the event of a change of control (as defined in the agreement) and a termination of employment without cause or due to good reason within 60 days prior to or 12 months following such change of control, Dr. McCarthy will be entitled to receive the same benefits, except that the lump sum payment will equal 24 months (18 months prior to the amendment) of his then current base salary plus 24 months (18 months prior to the amendment) of his target annual bonus for such calendar year, and continued medical and dental coverage will be for 24 months (18 months prior to the amendment), unless, within such period, Mr. McCarthy becomes eligible for coverage from his subsequent employer, and full vesting of his outstanding equity awards. In addition, upon a change of control, the performance goal stipulated in any performance-based equity awards held by Dr. McCarthy will be deemed achieved in full.

In March 2019, the Company’s amended each other named executive officer’s Severance and Change of Control Agreement. The agreements entered into with each of our named executive officers other than Dr. McCarthy provide that if the officer’s employment is terminated by us without cause or if the officer terminates his or her employment due to good reason (as such terms are defined in the agreements), subject to his or her execution of a general release of claims against the Company, he or she will be entitled to receive a lump sum payment equal to twelve-months of base salary (nine months prior to the amendment) plus his or her target annual bonus for such calendar year pro-rated based on his or her termination date (not included prior to the amendment) as well as continued medical and dental coverage for a period of either twelve months (nine months prior to the amendment) following termination of employment or the date the named executive officer becomes eligible for medical and dental coverage from their subsequent employer, whichever occurs earlier. To the extent we are unable to provide such benefit coverage, the Company will make a lump sum payment equal to the premium cost relating to such benefit coverage for the twelve months (nine months prior to the amendment) prior to the named executive officers’ termination. The Amended and Restated Severance and Change in Control Agreements entered into with each of our named executive officers other than Dr. McCarthy also provide (including prior to the amendment) that, in the event the officer is terminated without cause or terminates due to good reason, in each case within 60 days prior to or 12 months following a change in control, then the officer will be entitled to receive an amount equal to 12 months of base salary (nine months prior to the amendment) plus 12 months of target annual bonus (nine months prior to the amendment) for such calendar year, and continued medical and dental coverage for 12 months (9 months prior to the amendment), unless, within such period, the officer becomes eligible for coverage from his or her subsequent employer, and each named executive officer will also receive full vesting acceleration of his or her outstanding equity awards.

In addition, under each of the Severance and Change in Control Agreements for our NEOs, if any payment or other benefit provided to the officer pursuant to the Severance and Change in Control Agreement constitutes a “excess parachute payment” within the meaning of Section 280G of the Code, and would be subject to an excise tax imposed by Section 4999 of the Code, then the amounts actually paid to the officer will be either delivered in full pursuant to the terms of the agreement or reduced to the extent that such a reduction would result in no portion of the payment being subject to the excise tax.

Estimated Potential Payments

The following table shows the payments and benefits that would be made to our NEOs under their agreements as of December 31, 2018 assuming a termination without cause or a resignation for good reason, including within the period commencing 60 days prior to or 12 months following a change in control (CIC) occurred on December 31, 2018. The table below does not give effect to the amendments made to the NEOs’ agreements in 2019, as described above.

Name	Base Salary and Target Bonus ($)	COBRA Premium ($)	Equity Acceleration(1) ($)	Total Potential Payment(2) ($)
Sean A. McCarthy, D. Phil.
Qualifying Termination	880,000	9,793	—	889,793(3)
Qualifying Termination on CIC	1,320,000	14,690	8,712,087	10,046,776(4)
Debanjan Ray
Qualifying Termination	413,438	12,650	—	426,087(5)
Qualifying Termination on CIC	413,438	12,650	2,132,671	2,558,758(3)
Rachel W. Humphrey, M.D.
Qualifying Termination	462,470	—	—	462,470(5)
Qualifying Termination on CIC	462,470	—	3,704,779	4,167,250(3)
W. Michael Kavanaugh, M.D.
Qualifying Termination	448,725	12,650	—	461,374(5)
Qualifying Termination on CIC	448,725	12,650	4,853,496	5,314,870(3)
Lloyd Rowland
Qualifying Termination	378,000	7,345	—	385,345(5)
Qualifying Termination on CIC	378,000	7,345	—	385,345(3)
(1)	With respect to options, the value of equity acceleration was calculated by multiplying the number of accelerated shares of common stock underlying the options by $15.10, the closing stock price of our common stock on December 31, 2018, the last trading day of fiscal 2018, minus the option exercise prices.
(2)	Amounts shown are the maximum potential payment the NEO would have received as of December 31, 2018. Amounts of any reduction pursuant to the 280G best pay provision, if any, would be calculated upon actual termination of employment.
(3)	Calculated based on 12 months, in the case of Mr. McCarthy’s, and 9 months, in the case of the other NEOs’, base salary and 12 months, in the case of Mr. McCarthy’s, and 9 months, in the case of the other NEOs’, target bonus.
(4)	Calculated based on 18 months base salary and 18 months target bonus.
(5)	Calculated based on 9 months base salary.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2018, which consisted of our 2010 Stock Incentive Plan, 2011 Stock Incentive Plan, as amended, 2015 Equity Incentive Plan and 2015 Employee Stock Purchase Plan:

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)	Total of shares reflected in columns (a) and (c) (d)
Equity compensation plans approved by stockholders(2)	7,803,773	$12.622	3,185,748	10,989,521(3)
Equity compensation plans not approved by stockholders	—	—	—	—
Total	7,803,773	$12.622	3,185,748	10,989,521
(1)	Represents the weighted average exercise price solely with respect to the outstanding stock options, which are the only awards outstanding as of December 31, 2018.
(2)	In 2010, the Company adopted its 2010 Stock Incentive Plan (the “2010 Plan”) which provided for the granting of stock options to employees, directors and consultants of the Company. Options granted under the 2010 Plan were either incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”).
In February 2012, the Company adopted its 2011 Stock Incentive Plan (the “2011 Plan”). The 2011 Plan is divided into two separate equity programs, an option and stock appreciation rights grant program and a stock award program. In conjunction with adopting the 2011 Plan, the Company discontinued the 2010 Plan and released the shares reserved and still available under that plan.

In connection with the consummation of the IPO in October 2015, the Board adopted the Company’s 2015 Equity Incentive Plan (the “2015 Plan” and collectively with the 2010 Plan and 2011 Plan, the “Plans”). In conjunction with adopting the 2015 Plan, the Company discontinued the 2011 Plan with respect to new equity awards. Options under the 2015 Plan may be granted for periods of up to ten years. All options issued to date have had a 10-year life. Under the terms of the 2015 Plan, options may be granted at an exercise price not less than the estimated fair value of the shares on the date of grant, as determined by the Board. For employees holding more than 10% of the voting rights of all classes of stock, the exercise price of ISOs and NSOs may not be less than 110% of the estimated fair value of the shares on the date of grant, as determined by the Board. To date, options granted generally vest over four years and vest at a rate of 25% upon the first anniversary of the issuance date and 1/48th per month thereafter.
The initial number of shares of common stock available for future issuance under the 2015 Plan was 2,444,735. Beginning on January 1, 2016 and continuing until the expiration of the 2015 Plan, the total number of shares of common stock available for issuance under the 2015 Plan will automatically increase annually on January 1 by 4% of the total number of issued and outstanding shares of common stock as of January 1 of the same year. As of December 31, 2018, 1,884,494 shares of common stock were available for future issuance under the 2015 Plan.
(3)	The Company estimates that approximately 86,000 shares will be purchased under the 2015 Employee Stock Purchase Plan with respect to the purchase period that was in effect as of December 31, 2018.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission (SEC) for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (Exchange Act), or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material” or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

The audit committee is currently comprised of three non-employee directors, Matthew P. Young, who chairs the committee, and Frederick W. Gluck and John Scarlett. The audit committee has the responsibility and authority described in the audit committee charter, which has been approved by the board of directors. A copy of the audit committee charter is available on our website at www.cytomx.com.

The audit committee is responsible for assessing the information provided by management and our independent registered public accounting firm in accordance with its business judgment. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls and reports to the audit committee on any deficiencies found. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the annual financial statements and for reviewing the unaudited interim financial statements.

In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 with both management and our independent registered public accounting firm. The audit committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed with our independent registered public accounting firm the overall scope and plan of the audit. In addition, it met with our independent registered public accounting firm, with and without management present, to discuss the results of our registered public accounting firm’s examination, the evaluation of our system of internal controls, the overall quality of our financial reporting and such other matters as are required to be discussed under generally accepted accounting standards in the United States. The audit committee has also received from, and discussed with, our independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (PCAOB).

The audit committee has discussed with Ernst & Young LLP that firm’s independence from management and our company, including the matters in the written disclosures and the letter regarding independence from Ernst & Young LLP required by applicable requirements of the PCAOB. The audit committee has also considered the compatibility of audit related and tax services with the auditors’ independence. Based on its evaluation, the audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements and management’s assessment of the effectiveness of our internal controls over financial reporting in the Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

Audit Committee

Matthew P. Young (chairman)
Frederick W. Gluck
John Scarlett

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ADDITIONAL INFORMATION

Our website address is http://www.cytomx.com. The information in, or that can be accessed through, our website is not deemed to be incorporated by reference into this proxy statement.

Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports are available, free of charge, on or through our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov. In addition, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC is available without charge upon written request to: Secretary, CytomX Therapeutics, Inc., at 151 Oyster Point Boulevard, Suite 400, South San Francisco, CA 94080.

By Order of the Board of Directors

/s/ Lloyd Rowland
Lloyd Rowland
General Counsel, Chief Compliance Officer and Secretary

April 26, 2019

CYTOMX THERAPEUTICS, INC.
151 OYSTER POINT BLVD
SUITE 400
SOUTH SAN FRANCISCO, CA 94080

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E77998-P24976

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CYTOMX THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	For	Against	Abstain
1a. Sean A. McCarthy, D. Phil.	☐	☐	☐
1b. John Scarlett, M.D.	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. To recommend, on a non-binding, advisory basis, the frequency of future advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E77999-P24976

CYTOMX THERAPEUTICS, INC.
Annual Meeting of Stockholders
June 19, 2019 1:00 PM PDT
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Sean A.McCarthy, D.Phil, and Debanjan Ray, or either of them, as attorneys-infact and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CYTOMX THERAPEUTICS, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM PDT on June 19, 2019, at the San Francisco Airport Marriott Waterfront, 1800 Old Bayshore Highway, Burlingame, CA 94010, and any adjournment or postponement thereof with discretionary authority to vote on any other matter that may properly come before the meeting. You hereby revoke all proxies previously given.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" the director nominees listed in Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3 and "1 YEAR" on Proposal 4 as more specifically indicated in the Proxy Statement, and at the direction of the proxies on any other matter that may properly come before the meeting. If you vote by telephone or Internet, you do not need to mail back this proxy.

Continued and to be signed on reverse side